Exhibit 10.16

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) is made and entered into effective as of the 18 day of October, 2022 (the “Effective Date”), by and between E.R. SQUIBB & SONS, L.L.C., a Delaware limited liability company (“Sublessor”), and ETERNA THERAPEUTICS INC., a Delaware corporation, formerly known as Brooklyn Immunotherapeutics, Inc. (“Sublessee”).

R E C I T A L S:

A.          DW Propco EF, LLC, a Delaware limited liability company (“Landlord”), as landlord, and Sublessor, as tenant, have made and entered into that certain Lease dated as of July 31, 2020 (the “Original Lease”), as amended by that certain First Amendment to Lease dated March 15, 2021 (the “First Amendment;” the Original Lease, as amended by the First Amendment, being hereafter referred to as the “Primary Lease”), which Primary Lease provides for the lease and demise by Landlord to Sublessor of those certain premises located in the building currently under construction at 250 Water Street, Somerville, Massachusetts (the “Building”) and more particularly described in the Primary Lease, but which are generally described as consisting of (i) portions of the first (1st) floor of the Building containing approximately 19,856 RSF in the aggregate, (ii) the entire rentable area of the second (2nd), third (3rd), fourth (4th), fifth (5th), sixth (6th), seventh (7th), eighth (8th) and ninth (9th) floors of the Building, and (ii) certain rentable area on the penthouse level 1 of the Building (the “Primary Leased Premises”).

B.          A true and correct copy of the Primary Lease (with confidential portions redacted) is attached hereto as Exhibit “A” and made a part hereof for all purposes.

C.          Sublessor desires to sublease to Sublessee the below-described portion of the Primary Leased Premises, and Sublessee desires to accept and sublease the same, all upon and subject to the terms and conditions set forth hereinbelow.

A G R E E M E N T:

NOW, THEREFORE, for and in consideration of the above and foregoing premises and in consideration of the mutual terms, conditions, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, Sublessor and Sublessee hereby covenant and agree as follows:

1.        Demise and Description of Premises.  Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, upon and subject to the terms, limitations and conditions set forth herein and in the Primary Lease, that portion (the “Premises”) of the Primary Leased Premises consisting of approximately 45,500 square feet of rentable area located on the ninth (9th) floor of the Building, which Premises is more particularly described on Exhibit “B” attached hereto and made a part hereof for all purposes.  Sublessor and Sublessee hereby stipulate that the Premises contain 45,500 square feet of rentable area and that the Sublease Rent hereunder shall not be subject to change based on any remeasurement of the Premises.  Sublessee acknowledges that the Primary Leased Premises are subject to remeasurement pursuant to the process described in Paragraph 3.5 of Exhibit B to the Original Lease.  Within thirty (30) days of such remeasurement, Sublessor shall advise Sublessee and the terms hereunder that are based on the square footage of the Premises (including, without limitation, Sublessor’s Share of Operating Expenses, but specifically excluding Sublease Rent) shall be updated accordingly.

2.           Term: Surrender.

A.          Term.  Subject to the early termination rights set forth in Section 2(C) hereof and to the renewal option set forth in Section 2(D) hereof, the term (“Term”) shall commence on the date that is the later of the date of receipt of Landlord’s consent hereto (which shall be in such form as is reasonably acceptable to each of Sublessor and Sublessee and the date the Premises are delivered to Sublessee (the “Sublease Commencement Date”) and ending at 11:59 p.m. (Boston, Massachusetts time) on the date that is the day immediately preceding the ten (10) year anniversary of the Sublease Rent Commencement Date (as defined below) (the “Expiration Date”), or at such earlier date as this Sublease may be terminated pursuant to the terms of this Sublease.  Notwithstanding the preceding sentence, this Sublease will automatically terminate upon the expiration or termination for any reason of the Primary Lease.  As used herein, the term “Sublease Rent Commencement Date” shall mean the date that is the earlier to occur of (i) the date that Sublessee, or any person occupying any of the Premises with Sublessee’s permission, commences business operations from the Premises or (ii) the date that is the one (1) year anniversary of the later to occur of (A) the Effective Date of this Sublease or (B) the date that Sublessor obtains Landlord’s consent with respect to this Sublease.  Notwithstanding the foregoing to the contrary, Sublessee acknowledges that pursuant to the terms of the Primary Lease, Sublessor has the right to contract the Primary Leased Premises by the Premises on a date that is the later to occur of (i) the tenth (10th) anniversary of the Commencement Date of the Initial Premises (as defined in the First Amendment) Commencement Date (as defined in the Original Lease) and (ii) the tenth (10th) anniversary of the Ninth Floor Commencement (as defined in the First Amendment) (such later date being the “Contraction Date”).  As of the Effective Date hereof, Sublessor estimates that the Contraction Date will occur on or about November 1, 2032, however, upon Sublessee’s written request following the Sublease Rent Commencement Date, Sublessor shall verify the actual date that the Contraction Date would occur if Sublessor exercises its contraction option.  Notwithstanding the foregoing or anything else to the contrary herein, in no event shall the Contraction Date occur earlier than the seven-year anniversary of the Sublease Rent Commencement Date.  In the event Sublessor exercises such contraction option with respect to the Premises and the Contraction Date will occur prior to the Expiration Date, then Sublessor shall provide written notice to Sublessee (which such written notice to Sublessee shall be delivered no later than thirty (30) days following the date that Sublessor delivered written notice to Landlord of its election to exercise such contraction option) and the Expiration Date shall be accelerated to be the day immediately preceding the Contraction Date.  Promptly following the Sublease Commencement Date, but no more than ten (10) business days following such date, Sublessor may prepare and deliver to Sublessee a written certificate specifying only the actual Sublease Commencement Date and Expiration Date, which Sublessee shall acknowledge by executing a copy and returning it to Sublessor.  If Sublessee fails to sign and return the certificate to Sublessor, or to notify Sublessor of Sublessee’s objection(s) to the form of certificate, within ten (10) business days of its receipt from Sublessor, the certificate as sent by Sublessor shall be deemed to have correctly set forth the Sublease Commencement Date, Expiration Date and the other matters addressed in the certificate.  Failure of Sublessor to send the certificate or of the Sublessee to return the certificate shall have no effect on the Sublease Commencement Date or the Expiration Date and shall not be a default hereunder.

If the Primary Lease terminates as a result of a default or breach by Sublessor or Sublessee under this Sublease and/or the Primary Lease, then the defaulting party shall be liable to the non- defaulting party for the actual and direct damage suffered as a result of such termination or forfeiture, it being agreed that such actual and direct damage suffered by Sublessee shall include, without limitation, the unamortized balance as of such termination of Sublessee’s actual out-of-pocket costs incurred in excess of the Sublessee Allowance (as defined in Exhibit C attached hereto) with respect to the construction of the Sublessee Improvements (as defined in Exhibit C attached hereto) (as such amounts are amortized on a straight-line basis over a 10-year period commencing on the Sublease Rent Commencement Date).

B.           End of Term.  Upon the expiration or termination of this Sublease, Sublessee must:  (i) surrender to Sublessor any keys, electronic ID cards, and other access devices to the Premises at the place then fixed hereunder for payment of rent and other charges hereunder to Sublessor or such other place designated by Sublessor; (ii) remove all of Sublessee’s trade fixtures and other personal property from the Premises; (iii) remove any alterations performed by Sublessee in the Premises pursuant to the terms of the Sublease, if either (I) Sublessor specified in writing during its review of plans and specifications for the alterations that such alterations would need to be removed by Sublessee upon the expiration of this Sublease or (II) in accordance with the Primary Lease, Landlord requires the removal of the same upon the expiration or earlier termination of the Primary Lease, provided during Sublessor’s review of plans and specifications, Sublessor shall promptly following receipt submit such plans and specifications to Landlord and solicit whether such alterations must be removed (provided if Sublessor fails to solicit such feedback from Landlord and Landlord fails to state whether the alterations need to be removed, then Sublessee shall not be obligated to remove such alterations); (iv) surrender the Premises in “broom clean” condition and in compliance with the terms and conditions of the Primary Lease pertaining to surrender of the Premises, including, without limitation, in accordance with Section 10.6 of the Primary Lease; (v) except for reasonable wear and tear and (subject to the provisions of Article 12 of the Primary Lease) damage by casualty or taking, surrender the Premises and fixtures in the same condition in which Sublessee received them; and (vi) if during the Term any portion of the Premises was used by Sublessee for laboratory purposes or any portion of the Premises or Tenant’s Appurtenant Areas (as defined in the Primary Lease) was used by Sublessee for the storage, processing, use, or disposal of Hazardous Substances (as defined in the Primary Lease) (other than Customary Office Materials (as defined in the Primary Lease)) in compliance with applicable Environmental Laws (as defined in the Primary Lease)), (I) remove all Hazardous Substances from the Premises and any such Tenant’s Appurtenant Areas in accordance with applicable Environmental Laws prior to Tenant’s surrender of the Premises; and (II) at least sixty (60) days prior to Sublessee’s surrender of possession of any part of the Premises, provide Sublessor with a Decommissioning Report (as defined in the Primary Lease) prepared by an independent third party state-certified professional with appropriate expertise pursuant to the process set forth in Section 10.6(b) of the Primary Lease.  As part of Sublessee’s surrender obligation, Sublessee shall be required to provide a Decommissioning Report to Sublessor pursuant to the process set forth in Section 10.6(b) of the Primary Lease.  If Sublessee fails to perform its surrender obligations under this Section 2(B), without limiting any other right or remedy of Sublessor, Sublessor may perform such obligations at Sublessee’s expense, and Sublessee shall promptly reimburse Sublessor within thirty (30) days following written demand for all reasonable, out-of-pocket costs and expenses incurred by Sublessor in connection with such work, together with a 5% administrative fee for Sublessor’s efforts to undertake such work (which written demand shall be accompanied by reasonable back-up documentation evidencing such costs incurred by Landlord).  Notwithstanding anything herein to the contrary, Sublessor has reviewed the proposed test-fit attached hereto as Exhibit “E” for the initial Sublessee Improvements contemplated in Exhibit “C” and Sublessor confirms that it will not require the removal of any of the Sublessee Improvements shown therein; provided, however, Sublessee acknowledges that in accordance with the Primary Lease Landlord may identify for removal any of the improvements shown in Exhibit “E” and, if Landlord so requires their removal, then Sublessor may require Sublessee, at its sole cost and expense, to remove the same at the expiration or earlier termination of the Sublease.

In the event of holdover, Sublessee will be obligated to pay each month (pro-rated on the basis of a three hundred sixty-five (365) day calendar year for any partial month) during the holdover period a monthly installment of Sublease Rent equal to (A) for the initial sixty (60) days of such holdover period, 150% of the monthly installment of Sublease Rent required to be paid upon the expiration or earlier termination of this Sublease and (B) if such holdover period is longer than sixty (60) days, then commencing on the sixty-first (61st) day of such holdover period and continuing for the duration of such holdover period, 200% of the monthly installment of Sublease Rent required to be paid upon the expiration or earlier termination of this Sublease.  No holding over by Sublessee shall extend the Term.  If Sublessee remains in possession beyond the expiration of the Term, Sublessee will indemnify, defend, and hold Sublessor harmless against any and all losses, liabilities, damages, costs, and/or expenses (including attorneys’ fees and costs of litigation), or any claim therefor, (a) sustained by Sublessor by reason of such holding over to the extent such holdover period extends for more than ninety (90) days after the expiration or earlier termination of this Sublease, (b) incurred by Sublessor in connection with the exercise by Sublessor of its remedies against Sublessee to the extent such holdover period extends for more than ninety (90) days after the expiration or earlier termination of this Sublease, and/or (c) claimed by Landlord pursuant to the Primary Lease (it being agreed that there shall be no 90-day grace period with respect to claims under this clause (c)).  The foregoing indemnity shall survive the expiration or earlier termination of this Sublease.  In the event this Sublease has not expired or otherwise been terminated, then during the final 18-months of the term of the Primary Lease, Sublessee may provide a written inquiry to Sublessor requesting copies of any notices that Sublessor received from Landlord pursuant to Section 14.8 of the Primary Lease and, promptly following such written inquiry, Sublessor shall provide copies to Sublessee of any such notices that is has previously received.

C.          Sublessor Termination Right.  Sublessor shall have the right to send Sublessee irrevocable written notice (the “Cancellation Notice”) that Sublessor has elected to terminate this Sublease, effective on the seven (7) year anniversary of the Sublease Rent Commencement Date (such date being the “Cancellation Date”), by delivering the Cancellation Notice to Sublessee on or before the last day of the sixty-sixth (66th) full calendar month following the Sublease Rent Commencement Date (“Cancellation Option”).  If Sublessor elects to terminate this Sublease pursuant to this Section 2(C), Sublessor shall pay to Sublessee a termination fee equal to the unamortized balance as of the Cancellation Date of Sublessee’s actual out-of-pocket hard and soft construction costs incurred in excess of the Sublessee Allowance (as defined in Exhibit C attached hereto) with respect to the construction of the Sublessee Improvements (as defined in Exhibit C attached hereto) (as such amounts are amortized on a straight-line basis over a 10-year period commencing on the Sublease Rent Commencement Date) (collectively, the “Termination Fee”).  One-half of the Termination Fee shall be payable within thirty (30) days after Sublessor’s delivery of the Cancellation Notice and the second half of the Termination Fee shall be payable on or prior to the Cancellation Date.  No later than ninety (90) days following the Sublease Rent Commencement Date, Sublessee shall furnish Sublessor a calculation (which shall include documentation supporting the costs incurred by Sublessee) with respect to the Termination Fee based on the final hard and soft construction costs over the Sublessee Allowance incurred by Sublessee with respect to the Sublessee Improvements.  Thereafter, Sublessor shall have a period of sixty (60) days (the “Verification Period”) to verify and/or object to the proposed calculation of the Termination Fee.  In the event Sublessee fails to timely deliver the calculation of the Termination Fee, then it shall be deemed that Sublessee did not incur any costs in excess of the Sublessee Allowance so that there is no Termination Fee.  In the event Sublessor objects to the calculation of the Termination Fee, then the parties shall meet and confer in good faith to discuss the Sublessor’s objections and a recalculation of the Termination Fee, and in the event Sublessor and Sublessee fail to reach an agreement on the Termination Fee within thirty (30) days after the expiration of the Verification Period, then the matter shall be submitted, upon the demand of either party, to the office of the American Arbitration Association in Boston, with a request for arbitration in accordance with the expedited commercial arbitration rules of the Association by a single arbitrator who shall be a licensed real estate broker with at least ten (10) years’ experience in the leasing of 50,000 or more square feet of floor area in buildings similar in character and location to the Building, and who shall not be affiliated with either Sublessor or Sublessee and has not worked for either party or its affiliates at any time during the prior five (5) years, whose decision shall be conclusive and binding on the parties.  Except as otherwise expressly set forth in this Sublease, Sublessor and Sublessee shall be relieved of all obligations accruing under this Sublease after the Cancellation Date, but not any obligations accruing under this Sublease prior to the effective date of such termination.  If Sublessor does not give the Cancellation Notice within the period set forth above, Sublessor’s right to terminate this Sublease as provided herein shall automatically terminate.  Time is of the essence as to the giving of the Cancellation Notice.

D.          Renewal Option.  Provided that as of the time of the giving of the Extension Notice and the Commencement Date of the Extension Term, (i) Sublessee is either the Sublessee originally named herein or a Permitted Transferee (as defined in Section 13 below), (ii) Sublessee actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, (iii) no event of default (past applicable notice and cure periods) under this Sublease shall exist, and (iv) Sublessor, in its sole and absolute discretion, has elected not to utilize the Premises following the expiration of the initial Term of this Sublease; then Sublessee shall have the right to extend the Term of this Sublease for an additional term that will extend through the date that is sixty (60) days prior to the date that the Initial Term of the Primary Term is scheduled to expire as set forth in Section 1.5 of the Primary Lease (such additional term is hereinafter called the “Extension Term”) commencing on the day following the expiration of the original Term of this Sublease (hereinafter referred to as the “Commencement Date of the Extension Term”).  Sublessee shall give Sublessor notice (hereinafter called the “Extension Notice”) of its election to extend the Term of the Sublease at least eighteen (18) months, but not more than twenty-four (24) months, prior to the scheduled expiration date of the original Term of the Sublease.  Notwithstanding the foregoing to the contrary, Sublessor shall have the right at any time prior to Sublessee’s delivery of the Extension Notice or within sixty (60) days following Sublessee’s delivery of the Extension Notice in which to provide Sublessee with written notice (the “Renewal Option Void Notice”) to advise Sublessee that Sublessor has elected, in its sole discretion, to commence to utilize the Premises following the expiration of the initial Term of this Sublease.  In the event Sublessor delivers a Renewal Option Void Notice, then this Section 2(D) shall thereafter be deemed null and void and of no further force or effect and, if Sublessee had previously delivered an Extension Notice, then such Extension Notice shall be deemed withdrawn and of no further force or effect such that the Term of the Sublease shall expire as of the Term originally contemplated in Section 2(A) of this Sublease.  Notwithstanding the foregoing to the contrary, Sublessee’s renewal option set forth herein is subject to Sublessor’s termination right set forth in the immediately preceding subparagraph C.

The Sublease Rent payable by Sublessee to Sublessor during the Extension Term shall be the then prevailing market rate for comparable laboratory/office space in the Cambridge, MA area and comparable buildings in the vicinity of the Building, taking into account the size of the Premises, the length of the renewal term, market escalations and the credit of Sublessee.  The Sublease Rent shall not be reduced by reason of any costs or expenses saved by Sublessor by reason of Sublessor’s not having to find a new subtenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period).  In the event Sublessor and Sublessee fail to reach an agreement on such rental rate and execute the Amendment (defined below) at least twelve (12) months prior to the expiration of the Sublease, then Sublessee’s exercise of this renewal option shall be deemed withdrawn and the Lease shall terminate on its original expiration date.

The determination of Sublease Rent does not reduce the Sublessee’s obligation to pay or reimburse Sublessor for Additional Rent and other reimbursable items as set forth in the Sublease, and Sublessee shall reimburse and pay Sublessor as set forth in the Sublease with respect to such Additional Rent and other items with respect to the Premises during the Extension Term.

Except for the Sublease Rent as determined above, Sublessee’s occupancy of the Premises during the Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Term of the Sublease; provided, however, Sublessee shall have no further right to any allowances, credits or abatements or any options to expand, contract, terminate, renew or extend the Lease.

If Sublessee does not give the Extension Notice within the period set forth above, Sublessee’s right to extend the Term shall automatically terminate.  Time is of the essence as to the giving of the Extension Notice.

Sublessor shall have no obligation to refurbish or otherwise improve the Premises for the Extension Term.  The Premises shall be tendered on the Commencement Date of the Extension Term in “as-is” condition.

If the Lease is extended for the Extension Term, then Sublessor shall prepare and Sublessee shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the “Amendment”).

If Sublessee exercises its right to extend the term of the Lease for the Extension Term pursuant to this Section 2(D), the term “Term” as used in the Sublease, shall be construed to include, when practicable, the Extension Term.

3.          Sublease Rent.  Commencing on the Sublease Rent Commencement Date and continuing throughout the Term of this Sublease, Sublessee must pay to Sublessor as base rent (the “Sublease Rent”) for the Premises the following sums during the respective periods set forth below:

Period	Sublease Rental Rate/RSF/annum	Monthly Installments of Sublease Rent
Months 1 – 12	$120.00, plus NNN*	$455,000.00
Months 13 – 24	$123.60, plus NNN*	$468,650.00
Months 25 – 36	$127.31, plus NNN*	$482,717.08
Months 37 – 48	$131.13, plus NNN*	$497,201.25
Months 49 – 60	$135.06, plus NNN*	$512,102.50
Months 61 – 72	$139.11, plus NNN*	$527,458.75
Months 73 – 84	$143.28, plus NNN*	$543,270.00
Months 85 – 96	$147.58, plus NNN*	$559,574.17
Months 97 – 108	$152.01, plus NNN*	$576,371.25
Months 109 – Expiration Date	$156.57, plus NNN*	$593,661.25
*NNN = Sublessor’s Share of Operating Expenses

The Sublease Rent must be paid in lawful money of the United State of America, at the office of Sublessor, at least five (5) days prior to the first day of each calendar month during the Term, commencing on the Sublease Rent Commencement Date, without demand, abatement, deduction or set-off.  The Sublease Rent must be paid to Sublessor at Sublessor’s address as provided on the signature page of this Sublease or to such other person or at such other address as Sublessor may from time to time designate in writing.  Sublessor may, at its option, bill Sublessee for Sublease Rent, but no delay or failure by Sublessor in providing such a bill will relieve Sublessee from the obligation to pay the Sublease Rent on the first day of each month as provided herein.  All payments must be in the form of a check or a wire transfer unless otherwise agreed by Sublessor, except that payment by check will not be deemed made if the check is not duly honored with good funds.  If any such check is ever returned for lack of sufficient funds or is otherwise not duly honored with good funds, then Sublessor may thereafter require, upon written notice thereof to Sublessee, that all future payments of Sublease Rent or other charges under this Sublease be made in cash or cash equivalent mode or a wire transfer.  In addition to the Sublease Rent and any other sums or amounts required to be paid by Sublessee to Sublessor pursuant to this Sublease, Sublessee must also pay to Sublessor, concurrently with the payments of such Sublease Rent or other charges, the amount of any applicable sales, use or excise tax, rent tax or other tax with respect thereto (other than any general income tax payable by Sublessor with respect thereto) as the same may be levied, imposed or assessed by any federal, state, commonwealth, county or municipal government entity or agency.  The obligation of Sublessee to pay Sublease Rent and other sums to Sublessor and the obligations under this Sublease are independent obligations.  If the Term of this Sublease commences or ends at any time other than the first day of a calendar year, then Sublease Rent will be prorated for such year according to the number of days of the Term in such year.

4.          Additional Rent.  In addition to the Sublease Rent provided in Section 3 of this Sublease, commencing on the Sublease Rent Commencement Date, Sublessee must also pay to Sublessor all Taxes (as defined in the Primary Lease), Operating Expenses (as defined in the Primary Lease), Separately Reimbursable Utilities (as defined in the Primary Lease) and any other rent or other charges payable by Sublessor pursuant to the Primary Lease for the Premises, and all such other sums of money becoming due and payable by Sublessor to Landlord under the Primary Lease and relating to the Premises (“Additional Rent”).  Sublease Rent and all Additional Rent are sometimes collectively referred to in this Sublease as “Rent.” Pursuant to Section 4.2(b) of the Primary Lease, after the end of each calendar year, Landlord is required to deliver to Sublessor a Reconciliation Statement of the actual Operating Expenses and Taxes for the prior calendar year and thereafter Sublessor shall either pay to Landlord any underpayment of Operating Expenses or Taxes or Landlord shall credit to Sublessor any overpayment of Operating Expenses or Taxes for the prior calendar year.  Promptly following Sublessor’s receipt of the Reconciliation Statement from Landlord, Sublessor shall deliver the same to Sublessee and Sublessor and Sublessee shall thereafter make a similar reconciliation payment to each other based on Operating Expenses and Taxes for the Premises (i.e., Sublessee shall pay to Sublessor any amounts that it underpaid for Operating Expenses and/or Taxes for the prior calendar year or Sublessor shall credit to Sublessee any overpayment made by Sublessee of Operating Expenses and Taxes for the prior calendar year).  Notwithstanding anything herein to the contrary, Operating Expenses shall exclude any costs or expenses incurred by Landlord relating to a service that is only allocable or provided to the portion of the Primary Leased Premises exclusively used by Sublessor (i.e., being the portion of the Primary Leased Premises other than the Premises or any common areas (e.g., parking areas, loading docks, lobbies, etc.)).  For the avoidance of doubt, the preceding sentence does not exclude from Operating Expenses any costs incurred by Landlord with respect to the repair, maintenance or replacement of any base Building systems or equipment that serve the Building generally.  All Rent must be paid without notice, demand, abatement, deduction or setoff, except as otherwise expressly provided in this Sublease.  All amounts of Rent not paid by Sublessee when due shall bear interest from the date due until the date paid at the same rates of interest, and subject to the same late fees, penalties, or charges, if any, provided for in the Primary Lease.  EXCEPT TO THE EXTENT SUBLESSOR IS ENTITLED TO ANY SUCH ABATEMENT UNDER THE PRIMARY LEASE (BUT ONLY TO THE EXTENT SUCH ABATEMENT APPLIES TO THE PREMISES BEING SUBLET BY SUBLESSEE HEREUNDER) AND ACTUALLY RECEIVES SUCH ABATEMENT FROM LANDLORD WITH RESPECT TO THE PREMISES BEING SUBLET BY SUBLESSEE, SUBLESSEE WILL CONTINUE TO PAY THE RENT AND OTHER CHARGES DUE AND PAYABLE BY SUBLESSEE HEREUNDER WITHOUT ABATEMENT, SET OFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH OR ALLEGED BREACH BY SUBLESSOR OF SUBLESSOR’S DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.  Notwithstanding the preceding sentence to the contrary, in no event shall Sublessee be entitled to an offset, reduction or abatement of rent payable hereunder if Sublessor receives an offset, reduction or abatement of rent payable by it under the Primary Lease as a result of exercising its self-help rights or as a result of any failure of Landlord to disburse the tenant improvement allowance payable to Sublessor; provided, however, Sublessee shall have those certain offset rights set forth in Paragraph (a)(x) of the work letter attached hereto as Exhibit “C” in the event Sublessor fails to disburse the Sublessee Improvement Allowance.

5.          Security Deposit.  Within two (2) business days after the date of receipt of Landlord’s consent hereto, Sublessee must deliver to Sublessor a security deposit in the form of a Letter of Credit in the amount of Four Million Ninety-Five Thousand Dollars ($4,095,000.00) (the “Security Deposit”).

The Letter of Credit shall be in form and substance as set forth in Exhibit D attached hereto or otherwise satisfactory to Sublessor in its reasonable discretion, from a bank acceptable to Sublessor in Sublessor’s reasonable determination in the initial amount of the Security Deposit, as security for the performance of the provisions hereof by Sublessee, if applicable.  At a minimum the Letter of Credit shall provide for the following:  (i) it shall terminate no sooner than thirty days following the actual expiration date of the Term, or, if it shall terminate earlier, the Letter of Credit shall provide that it will automatically renew or be replaced annually unless Sublessor (the beneficiary thereof) is notified in writing by the issuer at least thirty (30) days prior to the expiry date that the Letter of Credit will not be renewed or replaced; and if Sublessor is so notified of such non-renewal/non-replacement, Sublessor (the beneficiary thereof) shall have the right to draw the full amount of such Letter of Credit prior to such earlier expiry date and the amounts so drawn shall be held by Sublessor as a Security Deposit, and applied and disbursed in accordance with the terms of the next following paragraph; (b) it shall be irrevocable, and (c) it shall be transferable in whole (but not partially) to any successor to Sublessor’s interest under this Lease.  If at any time during the Lease Term the bank or financial institution that issues the letter of credit is declared insolvent, or is placed into receivership by the Federal Deposit Insurance Corporation or any other governmental or quasi-governmental institution, or if there is a material adverse change in the financial or business condition of the bank or financial institution from the date of the Lease as reasonably determined by Sublessor, then following written notice from Sublessor, Sublessee shall have ten (10) business days to replace the Letter of Credit with a new letter of credit from a bank or financial institution acceptable to Sublessor in Sublessor’s reasonable discretion.  If Sublessee does not replace the Letter of Credit with a new letter of credit from a bank or financial institution acceptable to Sublessor within such ten (10) business day period, then notwithstanding anything in the Sublease to the contrary, Sublessee shall be in default, and Sublessor shall have the right to draw upon the Letter of Credit for the full amount of the Letter of Credit and retain and apply such amounts pursuant to this Section 5.  Provided no event of default (past applicable notice and cure periods) by the Sublessee occurs during the initial thirty-six (36) month period following the Sublease Rent Commencement Date, then the amount of the Letter of Credit shall be reduced on the first day of the thirty-seventh (37th) month following the Sublease Rent Commencement Date by the sum of $1,365,000.00 so that the Letter of Credit deposited with Sublessor thereafter shall be in the sum of $2,730,000.00.  Provided no event of default (past applicable notice and cure periods) by the Sublessee occurs during the initial eighty-four (84) month period following the Sublease Rent Commencement Date, then the amount of the Letter of Credit shall be reduced on the first day of the eighty-fifth (85th) month of following the Sublease Rent Commencement Date by the sum of $910,000.00 so that the Letter of Credit deposited with Sublessor thereafter shall be in the sum of $1,820,000.00.  Sublessor agrees to authorize such reduction, to the extent permitted, in writing to the issuer of the Letter of Credit.  Notwithstanding the foregoing, in the event a default (past applicable notice and cure periods) by the Sublessee prior to the reduction periods above, there shall be no reduction (or further reduction) in the Security Deposit.

If Sublessee defaults, beyond applicable notice and cure periods, with respect to any provision of this Sublease, including, without limitation, the provisions relating to the payment of rent or the cleaning of the Premises upon the termination of this Lease, or amounts which Sublessor may be entitled to recover under applicable laws, Sublessor may draw down the Letter of Credit and use, apply or retain such portion of the proceeds from the Letter of Credit as may be necessary (i) for the payment of any rent or any other sum in default, (ii) for the payment of any other amount which Sublessor may, in accordance with the terms of this Sublease, spend or become obligated to spend by reason of Sublessee’s default hereunder, or (iii) to compensate Sublessor, in accordance with the terms of this Sublease, for any other loss or damage which Sublessor may suffer by reason of Sublessee’s default hereunder, including, without limitation, costs and reasonable attorneys’ fees incurred by Sublessor to recover possession of the Premises following a default by Sublessee hereunder.  The use or application of the proceeds from the Letter of Credit or any portion thereof shall not prevent Sublessor from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages.  In the event Sublessor draws down the Letter of Credit pursuant to the terms of this Lease, Sublessor shall not be required to keep the proceeds of the Letter of Credit separate from its general funds and Sublessee shall not be entitled to interest thereon.

If any portion of the Letter of Credit is so used or applied, Sublessee shall, upon demand therefor, amend the Letter of Credit, provide an additional letter of credit (meeting all of the requirements of the Letter of Credit set forth above) or deposit cash with Sublessor, in each such case in an amount sufficient to restore the Security Deposit within ten (10) business days to the appropriate amount, as determined hereunder.  The Security Deposit or any balance thereof not otherwise applied as provided herein shall be returned to Sublessee (or, at Sublessor’s option, to the last assignee of Sublessee’s interest hereunder) within thirty (30) days following the expiration or sooner termination of this Sublease.  Sublessee hereby waives all provisions of law, now or hereafter in force, which provide that Sublessor may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Sublessee or to clean the Premises, it being agreed that Sublessor may, in addition, claim those sums reasonably necessary, in accordance with the terms of this Sublease, to compensate Sublessor for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Sublessee.

6.           Acceptance and Use of the Premises.

A.          Acceptance of Premises.  Except for Sublessor performing the Sublessor Work (as more particularly set forth in Section 18(V) below), Sublessee accepts the Premises in its present, “AS-IS, WHERE IS” condition and with all faults; provided, however, subject to the terms and conditions of the Work Letter attached hereto as Exhibit C, Sublessor agrees to provide Sublessee with a Sublessee Improvement Allowance of up to $190.00 per square foot of rentable area in the Premises (the “Sublessee Improvement Allowance”) for the purpose of constructing improvements to the Premises pursuant to the terms of Exhibit C attached hereto.  By occupying the Premises, Sublessee: (a) acknowledges that Sublessee has had full opportunity to examine the Premises and is fully informed, independently of Sublessor or any employee, agent, representative, shareholder, officer or director of Sublessor, as to the character, construction and structure of the Premises; (b) acknowledges that neither Sublessor nor any of Sublessor’s employees, agents, representatives, shareholders, officers or directors, has made any representations, warranties or promises with respect to the Premises, including without limitation any representation or warranty as to fitness thereof for any purpose; (c) accepts the Premises in an “AS-IS, WHERE IS” condition and acknowledges that the Premises comply with all requirements imposed upon Sublessor under this Sublease; and (d) acknowledges and agrees that the Premises are subject to the limitations, encumbrances, and other matters described in the Primary Lease.  Sublessee acknowledges that Landlord is currently performing certain Base Building Work (as defined in the Primary Lease) and that Sublessor has no liability or obligation to perform any such Base Building Work; provided, however, upon written notice from Sublessee, Sublessor shall diligently enforce any and all rights Sublessor may have under the Primary Lease with respect to the Base Building Work in the Premises.  In no event shall Sublessor have any liability to Sublessee in the event there are any delays on the part of Landlord to complete the Base Building Work, except to the extent such delays are due to a default by Sublessor under the Primary Lease.  In no event shall Sublessee interfere with or otherwise cause any delays in the completion of the Base Building Work by Landlord.  Sublessee acknowledges that Sublessor is performing certain Sublessor Work, as more particularly set forth in Exhibit “F” and Sublessee shall not interfere with such Sublessor Work.  Notwithstanding the foregoing to the contrary, in the event Sublessee becomes aware of any latent defect (as such term is defined in Section 10.3 of Exhibit B of the Primary Lease) with respect to the Premises, Sublessee shall notify Sublessor of such within the applicable time periods set forth in Section 10.3 of Exhibit B of the Primary Lease in order to enable Sublessor to timely notify Landlord of the same and Sublessor shall diligently enforce the provisions of such Section 10.3 for the benefit of Sublessee and the Premises.  Notwithstanding the foregoing to the contrary, Sublessee shall not be required to investigate or otherwise inspect the physical condition of the Premises.

B.        Maintenance of Premises.  Sublessee must maintain the Premises in good condition and repair and in all respects in compliance with all obligations of Sublessor as tenant under the Primary Lease.

C.           Use of Premises.  The Premises may be used by Sublessee only for the uses permitted under the Primary Lease and for no other use or purpose.

D.           Intentionally Omitted.

7.           Relationship to Primary Lease.

A.          Obligations and Provisions Under Primary Lease.  Sublessee hereby assumes and agrees to perform all obligations of Sublessor as tenant under the Primary Lease relating to the Premises (to the extent such obligations are not otherwise redacted from the copy of the Primary Lease attached hereto as Exhibit “A”), and Sublessee agrees to abide by and comply with all of the provisions of the Primary Lease during the Term of this Sublease, except that: (i) the payment of rent and other charges by Sublessee will be replaced by the provisions of Sections 3 and 4 of this Sublease; and (ii) the following provisions of the Primary Lease will not be applicable: (a) Sublessee will have no right to any preferential option under the Primary Lease, including, without limitation, any rights or options to expand, renew, extend, or terminate (notwithstanding the availability of any such options under the Primary Lease), (b) Sublessee will have no right to any allowances or credits (except to the extent of the Sublessee Improvement Allowance being provided to Sublessee in accordance with Section 6(A) of this Sublease, which shall be disbursed in accordance with Exhibit “C” attached hereto and, except to the extent provided for in Section 4.2(b) of the Primary Lease); (c) Sublessee will have no right to perform alterations or make improvements to the Premises, without Sublessor’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed (however, Sublessor’s prior consent shall not be required for any like-kind replacements (e.g., replacing a supplemental HVAC unit with a similar sized supplemental HVAC unit)), or without Landlord’s prior written consent as and to the extent required by the Primary Lease; and (d) except as otherwise expressly set forth in Sections 4 and 8 of this Sublease and Paragraph (a)(x) of the work letter attached hereto as Exhibit “C”, Sublessee will have no claims or rights of offset or abatement against Rent for any reason, including, without limitation, as a result of the failure of any utility or service, the interference with Sublessee’s use or access to the Premises, casualty or condemnation, unless Sublessor receives a corresponding offset or abatement from Landlord.  In addition, the redacted portions of the Primary Lease and the following sections of the Primary Lease shall not be applicable to this Sublease: (I) with respect to the Original Lease: Sections 1.5, 1.6, 1.9, 1.10, 1.12, 1.13, 1.15, 2.2(b), 2.2(d), 2.2(e), 2.2(f), 2.2(g), 2.2(h), 2.2(i), 2.2(j), 3.1, 3.2, 3.3, 3.4, 3.5, 4.1, 4.4, the second grammatical paragraph of Section 7.1, 11.1, 11.2, 11.3, 11.4, 14.6, the second grammatical paragraph of 14.8, 16.2(b), the second sentence of 16.4(a), 16.6(a) (except for the first sentence), Exhibit A-4, Exhibit B (except as expressly incorporated in the Work Letter attached hereto as Exhibit C), Exhibit D-1, Exhibit D-2, Exhibit D-3, and Exhibit I and (II) with respect to the First Amendment: Sections 1, 2, 3, 4(b), 4(c), 4(d), 4(e), 4(f), 4(g), 4(h), and 5.  Sublessee hereby acknowledges that Sublessee has read and is familiar with the terms and conditions of the Primary Lease (not including any redacted provisions), and Sublessee further hereby acknowledges and agrees that, except as otherwise set forth in this Sublease, (x) this Sublease is and shall be and remain expressly subject to all of the terms and conditions of the Primary Lease, and (y) except as otherwise specifically set forth in this Sublease, Sublessor expressly retains and reserves all rights and benefits applicable to Sublessor as tenant under the Primary Lease.

B.          Incorporation of Primary Lease.  Except as specifically excluded in this Sublease from application to Sublessee or Sublessor, as applicable, the provisions of the Primary Lease, to the extent that they apply to the Premises hereunder and do not conflict with specific provisions contained in this Sublease, are fully incorporated into this Sublease.  In the event of any conflict between the provisions of the Primary Lease and the provisions contained in this Sublease, the provisions of this Sublease will be controlling as between Sublessor and Sublessee.  Sublessee hereby agrees to be bound to Sublessor by, and to comply with all of the terms and conditions of, the Primary Lease and to assume toward Sublessor and perform all of the covenants, obligations and responsibilities that Sublessor by the Primary Lease assumes toward the Landlord, but only to the extent the same are applicable to the Premises hereunder.  TO THE EXTENT ALLOWED BY LAW, SUBLESSEE HEREBY AGREES TO INDEMNIFY, DEFEND (WITH COUNSEL APPROVED IN ADVANCE IN WRITING BY SUBLESSOR) AND HOLD HARMLESS SUBLESSOR, AND SUBLESSOR’S AGENTS, FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, CAUSES OF ACTION, LOSSES, DAMAGES, COSTS AND EXPENSES ARISING FROM (i) RESULTING FROM SUBLESSEE’S USE OR OCCUPANCY OF THE PREMISES, OR (ii) ANY PERSONAL OR BODILY INJURY TO PERSONS OR DAMAGE TO PROPERTY TO THE EXTENT THAT SUCH DAMAGE OR INJURY WAS CAUSED, EITHER PROXIMATELY OR REMOTELY, BY ANY ACT OR OMISSION, WHETHER NEGLIGENT OR NOT, OF SUBLESSEE OR ANY OF SUBLESSEE’S AGENTS, SERVANTS, EMPLOYEES, CONTRACTORS, CUSTOMERS, GUESTS, OR INVITEES OR OF ANY OTHER PERSON ENTERING ONTO THE PREMISES UNDER OR WITH THE EXPRESS OR IMPLIED INVITATION OF SUBLESSEE.  SUBLESSEE’S OBLIGATIONS OF INDEMNIFICATION PURSUANT TO THIS SECTION 7(B) WILL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS SUBLEASE.

C.          Definition of Landlord.  With respect to this Sublease, Sublessee hereby agrees that all references to “Landlord” in the Primary Lease are deemed to be solely references to the Landlord for purposes of: (i) any provisions dealing with work to be performed or services or statements to be furnished by the Landlord pursuant to the Primary Lease; (ii) the obligations and liabilities imposed upon, allocated to, or assumed by the Landlord under the Primary Lease, including, without limitation, representations made and indemnities granted by Landlord under the Primary Lease; (iii) Sublessor shall not be obligated to perform or provide for any improvements or alterations, including casualty and condemnation restoration obligations; (iv) Landlord insurance obligations under the Primary Lease; (v) the execution or delivery of any estoppel or non-disturbance agreements; or (vi) the provision of any reconciliation statement or participation in any audit (it being agreed that in the event Sublessor elects not to audit Operating Expenses for any given calendar year pursuant to its audit rights under the Primary Lease, then Sublessee shall have the right to provide a written request to Sublessor that it exercise its audit rights under the Primary Lease for Sublessee’s benefit and, in such case, Sublessee shall reimburse Sublessor for any reasonable and actual out-of-pocket costs and expenses incurred in the conduct of such audit).  In addition, all references to “Landlord” in the Primary Lease are deemed to be references to both Sublessor and Landlord with respect to: (a) all provisions requiring the consent of Landlord; (b) all provisions requiring notice to the Landlord; (c) all rights and remedies that may be exercised by Landlord under the Primary Lease; and (d) all waivers, indemnities and limitations of liability in favor of Landlord under the Primary Lease.

8.           Services and Other Rights.  Notwithstanding anything herein contained to the contrary, Sublessee hereby acknowledges and agrees that the only services or other rights that Sublessee is entitled to under this Sublease are those to which Sublessor is entitled under the Primary Lease, and Sublessee hereby agrees that Sublessee will look solely to Landlord under the Primary Lease for all such services and other rights and that Sublessor is not responsible therefor; provided that Sublessor shall use commercially reasonable efforts to cause Landlord to comply with such obligations under the Primary Lease.  Sublessee shall pay all charges and costs for the utilities or services consumed at or attributable to the Premises under the Primary Lease.  In the event the Premises are not separately metered or submetered, Sublessee shall install separate meters or submeters (based on specifications to be provided by Sublessor) in order to measure the utilities utilized in the Premises.  Notwithstanding anything herein to the contrary, if there is an interruption or cessation of water, sewer, gas, or electricity service to the Premises due to (i) Sublessor’s negligence or willful misconduct, (ii) Sublessor’s failure to perform any other covenant or provision of the Primary Lease or this Sublease on its part required to be performed, or (iii) the performance of any work in or about the Building by Sublessor or its employees or agents, and such interruption or cessation results in the Premises being unusable by Sublessee for the conduct of Sublessee’s business, then Sublease Rent shall be abated commencing on that date which is three (3) consecutive business days following the date Sublessee delivers written notice to Sublessor of such interruption and continuing until either such service to the Premises is restored or such earlier date as the Premises is again usable for the conduct of Sublessee’s business.  If, however, Sublessee reoccupies any portion of the Premises during such abatement period, the Sublease Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises.  Such right to abate Sublease Rent shall be Tenant’s sole and exclusive remedy at law or in equity in the event of any such interruption or cessation of a utility service to the Premises.

9.          Exculpation.  Sublessee hereby acknowledges and agrees that Sublessor is not responsible for any repairs to the Premises, nor will Sublessor, nor any of Sublessor’s partners, officers, directors, shareholders, agents, employees or representatives, be liable for any of the following:  (i) any of the Landlord’s obligations under the Primary Lease; (ii) any interruption in utilities or services to the Premises; (iii) any loss of or damage to any property of Sublessee or of Sublessee’s employees, agents, customers, guests or invitees (whether by theft or otherwise); (iv) the failure of Landlord to perform any obligation of Landlord under the Primary Lease; or (v) any damage or disturbance caused by others.  Neither Sublessor nor any of Sublessor’s partners, officers, directors, shareholders, employees, agents or representatives has any personal liability under this Sublease.  Under no circumstances whatsoever shall Sublessor ever be liable for punitive, consequential or special damages under this Sublease, and Sublessee waives any rights it may have to such damages under this Sublease in the event of a breach or default by Sublessor or Landlord under this Sublease.  Under no circumstances whatsoever shall either Sublessee or Sublessor ever be liable for punitive, consequential or special damages under this Sublease, except for Sublessee’s liability for consequential damages pursuant to Section 2.B of this Sublease.

10.       Default Under Primary Lease.  No default of Landlord under the Primary Lease will affect this Sublease or waive or defer the performance of any of Sublessee’s obligations hereunder and Sublessee agrees that Sublessor will not be liable for any costs or damages, nor responsible for any reimbursement.  However, in the event of any such default or failure by Landlord, Sublessor agrees, upon Sublessor’s receipt of written notice thereof from Sublessee, and at Sublessor’s expense, to make demand (i.e., which shall be limited to providing a written notice to Landlord) upon Landlord to perform Landlord’s obligations under the Primary Lease in accordance with the terms of the Primary Lease (but without obligation of Sublessor to take any other action or incur any expense to enforce Landlord’s obligations under the Primary Lease).  The terms of Section 18(F) below shall be applicable with respect to any disputes between Sublessor and Sublessee with respect to this Sublease.

11.       Insurance.  Sublessee must obtain and maintain in force and effect with respect to the Premises, throughout the entire Term of this Sublease, any and all insurance required to be maintained by the “tenant” pursuant to the terms of the Primary Lease.  It is agreed that any and all insurance required to be maintained by Sublessee pursuant to the terms of the Primary Lease (as incorporated herein and assumed by Sublessee hereunder) must: (i) name Sublessor, each leasehold mortgagee holding a leasehold mortgage on this Sublease or the Premises or any part thereof, and Landlord as additional loss payees with respect to all property insurance; (ii) contain waivers of subrogation applicable to each of Sublessor, each aforesaid leasehold mortgagee and Landlord; (iii) include a standard mortgage clause in favor of each aforesaid leasehold mortgagee;  (iv) name Sublessor, each aforesaid leasehold mortgagee and Landlord as additional insureds with respect to liability insurance; and (v) require at least thirty (30) days’ advance written notice to Sublessor, Landlord and any applicable mortgagee prior to the cancellation or modification of any such insurance.  In addition to, and to the extent not already required by, the insurance requirements outlined in the Primary Lease, Sublessee will keep in full force and effect fire, extended coverage, and vandalism and malicious mischief insurance, insuring the personal property, furniture, furnishings, fixtures, materials, equipment and supplies belonging to Sublessee located on the Premises for not less than the actual replacement value thereof, and such other insurance as Landlord or the Sublessor may reasonably require.  All insurance policies required to be maintained by Sublessee hereunder must be written by insurance companies reasonably satisfactory to Sublessor and Landlord.  True, correct and complete copies of all such insurance policies (or certificates thereof in form and content reasonably satisfactory to Sublessor and Landlord), evidencing that all such insurance policies required to be obtained and maintained by Sublessee hereunder have been obtained and paid for, must be provided to Sublessor, Landlord and any applicable mortgagees concurrently with the execution of this Sublease and thereafter at least thirty (30) days prior to the expiration date of any then-existing policies.  Without limiting any other waivers of “tenant” under the Lease that are imputed to Sublessee pursuant to the terms of this Sublease, Sublessee, on behalf of itself and its insurer, hereby waives any and all rights of recovery against Landlord and Sublessor, for any loss or damage that may occur to the Premises, or any improvements thereto, or any of Sublessee’s personal property located therein, which losses could be insured against under the insurance required of Sublessee pursuant to this Section 11, regardless of cause or origin, including negligence, but not to the extent such loss or damage is caused by the gross negligence or willful misconduct of Landlord or Sublessor.

12.        Limitation of Liability.  Notwithstanding any provision of the Primary Lease to the contrary, neither Landlord nor Sublessor, nor any of Sublessor’s partners, officers, directors, shareholders, agents, employees or representatives, shall be liable to Sublessee, or any of Sublessee’s agents, employees, servants, customers, guests or invitees, for any damage to persons or property due to the condition, design, or any defect in the Premises or its mechanical systems that may exist on the Sublease Commencement Date or that may subsequently occur.  Sublessee, with respect to itself and its agents, employees, servants, customers, guests and invitees, hereby expressly assumes all risks of damage to persons and property, either proximate or remote, by reason of the present or future condition of the Premises.  Notwithstanding anything herein to the contrary, Sublessor shall not be responsible for, and Sublessee releases and discharges Sublessor from, and Sublessee further waives any right of recovery from Sublessor for, any loss for or from business interruption or loss of use of the Premises suffered by Sublessor in connection with Sublessee’s use or occupancy of the Premises, EVEN IF SUCH LOSS IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF SUBLESSOR AND/OR LANDLORD.

13.         Assignment and Subletting.

A.           Sublessor’s and Landlord’s Consent Required.  Except for a Permitted Transfer (as defined below), Sublessee shall not transfer, or permit the transfer of, all or any part of the Premises or of its interest in this Sublease to any other entity, whether by sale, assignment, mortgage, sublease, license, transfer, operation of law (including, without limitation by merger, consolidation, sale or other transfer of all or substantially all of the stock or business and assets of Sublessee, or otherwise) or act of Sublessee, subtenant, or any other party acting under or through Sublessee (each a “Transfer” to a “Transferee”) without both Sublessor’s prior written consent as provided in Section 13(C) below and Landlord’s consent under the Primary Lease.  For the avoidance of doubt, a Transfer shall include, without limitation, any transfer or sale of a controlling interest in Sublessee, whether by sale of its capital stock or otherwise.  Consent to one Transfer shall not imply consent to any other Transfer or waive the consent requirement as to any other Transfer.  As used herein, the term “Third Party” shall mean any party other than a Permitted Transferee (as defined below).  Any attempted Transfer without having received the required Sublessor consent hereunder or Landlord consent under the Primary Lease shall be void at the election of Sublessor.  Any entity to which a Transfer is made is a “Transferee”.  Notwithstanding anything to the contrary herein, if and so long as the shares of Sublessee or Sublessee’s direct or indirect parent company are traded on a nationally recognized stock exchange, any public offering of such shares on such exchange or any subsequent sale of such shares on such exchange shall not be deemed a Transfer for purposes of this Section 13.  Sublessee acknowledges that the covenants contained in this Section 13 are material to the transaction contained herein and that Sublessor shall have, in addition to any other rights and remedies available under this Sublease or at law, the right to seek injunctive relief and/or specific performance in order to enforce such covenants.  Any Transfer by Sublessee shall also be in accordance with and subject to the terms of the Primary Lease.  Notwithstanding any such Transfer, Sublessee shall remain primarily liable and shall continue to make all rental payments and all other payments that may become due and payable hereunder to Sublessor in a timely manner.  Without limiting any other reasonable basis in which Sublessor may withhold its consent to any proposed sublease or assignment, it is hereby agreed that is shall be reasonable for Sublessor to withhold its consent to any proposed sublease or assignment to a Competitor (as defined below), subject to the provisions of the second paragraph of Section 13(B) hereinbelow.

B.          Permitted Transfers.  Subject to the Sublessor’s right to terminate this Sublease in the event of a Permitted Transfer (as defined below) to a Competitor (as defined below), provided no event of default has occurred and is continuing under this Sublease, upon prior written notice to Sublessor and Landlord (except to the extent prohibited by applicable securities or other laws or regulations or confidentiality requirements in any applicable agreements, in which event such notice shall be given following such Permitted Transfer, and Sublessee shall use commercially reasonable efforts to provide such notice no later than fifteen (15) days after the effective date of such Permitted Transfer, but in any event such notice shall be provided no later than thirty (30) days after the effective date of such Permitted Transfer), Sublessee may, without Sublessor’s prior written consent (but Sublessee shall still be required to obtain Landlord’s consent under the Primary Lease), assign this Sublease to an entity into which Sublessee is merged or consolidated or assign this Sublease or sublease the Premises to an entity to which substantially all of Sublessee’s assets are transferred or to an entity that is controlling, controlled by or commonly controlled with Sublessee (any such sublease or assignment being a “Permitted Transfer” and any assignee or sublessee pursuant to a Permitted Transfer is referred to herein as a “Permitted Transferee”), provided (i) such merger, consolidation, or transfer of assets is for a good faith business purpose and not principally for the purpose of transferring Sublessee’s sublease estate and (ii) the assignee or successor entity has a tangible net worth, calculated in accordance with generally accepted accounting principles (and evidenced by financial statements in form reasonably satisfactory to Sublessor and Landlord) at least equal to the tangible net worth of Sublessee immediately prior to such merger, consolidation, or transfer.  In connection with any Permitted Transfer, Sublessee shall provide a written certification as to whether the assignee or sublessee is a Competitor.  In the event Sublessee desires an updated Competitor list from Sublessor, then Sublessee shall have the right (but not the obligation) to provide Sublessor with a Marketing Notice (as defined below) prior to any contemplated Permitted Transfer in order to have Sublessor provide its updated Competitor list.  The term “controlled by” or “commonly controlled with”  or “controlling” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity; the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, at least fifty-one percent (51%) of the voting interest in, any person or entity shall be presumed to constitute such control.  For the avoidance of doubt, Sublessee shall be required to obtain Landlord’s consent with respect to any Permitted Transfer.  In the event of any Permitted Transfer to an entity that is a Competitor, then, at Sublessor’s option, Sublessor shall have the right to terminate this Sublease following such Permitted Transfer by providing written notice to Sublessee, with the termination date being the earlier of the effective date of the proposed Permitted Transfer or thirty (30) days following the date that Sublessor delivers such termination notice to Sublessee.  In the event Sublessor delivers such termination notice to Sublessee, Sublessee may, at its option, rescind such Permitted Transfer within five (5) business days of receipt, and the Sublease shall continue unmodified between Sublessor and Sublessee.

As used herein, the term “Competitor” shall mean (i) Merck & Co., (ii) Novartis, (iii) AbbVie Inc., (iv) Genentech, and (v) up to an additional three (3) entities named by Sublessor from time to time.  “Competitor” shall include any subsidiary, affiliate, or parent company of any of the foregoing.  In the event Sublessee anticipates that it will market the Premises for sublease or market the Sublease for a potential assignment of the Sublease, then Sublessee shall use reasonable efforts to provide Sublessor with written notice (the “Marketing Notice”) of the anticipated marketing of the Premises, which such Marketing Notice shall request that Sublessor update its Competitor list.  Within thirty (30) days of Sublessor’s receipt of the Marketing Notice, Sublessor shall have the right to update the Competitor list by naming and/or changing the names of the three (3) entities contemplated in clause (v) of the first sentence of this grammatical paragraph.  Thereafter, any update to the Competitor list shall be effective for the next 12-month period (i.e., Sublessor shall not have the right to further update the list during the 12-month period immediately following the date that Sublessor delivered the updated list to Sublessee).  In the event Sublessee failed to deliver a Marketing Notice to Sublessor, then Sublessee acknowledges that Sublessor shall have the right to update the Competitor list at any time, including, without limitation, after Sublessee has delivered its request for Sublessor’s consent with respect to a proposed sublease or assignment (i.e., it being agreed that in such case Sublessor shall have the right to identify the proposed subtenant or assignee in any such Competitor list update).  In the event Sublessor fails to respond or update the Competitor list within thirty (30) days of Sublessee’s Marketing Notice, Sublessor shall be deemed to have waived its right to update the Competitor list for the next 12-month period.

In addition, as ancillary to Sublessee’s conduct of business in the Premises, any license, desk sharing, or other occupancy agreement entered into by the Sublessee for the use or occupancy of a portion or portions of the Premises by under a so-called “desk sharing” arrangement by Sublessee Business Parties (each such desk or office space user a “Desk Space User”)  for the permitted uses in accordance with the provisions of Section 6(C) of this Sublease (“Desk Sharing Arrangements”) shall not require the consent of Sublessor (however, this paragraph shall not relieve Sublessee’s obligation to obtain Landlord’s consent under the Primary Lease); provided that (A) such Desk Space Users do not use or occupy more than twenty-five percent (25%) of the Premises rentable area in the aggregate and such Desk Space Users shall remain Sublessee Business Parties (as defined below) of the Sublessee; (B) in no event shall the use of any portion of the Premises by any Desk Space User create or be deemed to create any right, title or interest of such party in any portion of the Premises or the Sublease; (C) such “desk sharing” arrangement shall terminate automatically upon the termination of this Sublease; (D) Sublessee shall receive no rent or other payment or consideration for the use or occupancy of any space in the Premises by any Desk Space User in excess of an allocable share of the Rent payable by Sublessee under this Sublease; (E) prior to the commencement of such occupancy by a Desk Space User, Sublessee provides an insurance certificate, reasonably acceptable to Sublessor, evidencing the insurance coverages required to be maintained under this Sublease identifying each such Desk Space User; (F) if requested by Sublessor, Sublessee will provide reasonable evidence to Sublessor that such arrangement is in fact a Desk Sharing Arrangement in accordance with this paragraph; and (G) the Desk Sharing Arrangement complies with all other provisions of this Lease (including, without limitation, this Section 13), does not alter Sublessor’s rights under this Sublease, does not impose any additional obligation on Sublessor, and the transaction is not part of a series of transfers that, when taken together, avoids the restrictions on Transfers to a Third Party under this Section 13 (such as a sublease or assignment to a Desk Space User that is thereafter acquired by a Third Party who would not qualify as a Sublessee Business Party).  Without limiting the generality of the foregoing, the proposed particular use of the Premises by any such Desk Space User shall not be reasonably incompatible with a first-class mixed-use multi-tenant laboratory/office building (e.g., shall not be a governmental agency or a non-profit organization), taking into account the existing tenants and use mix at the Building, and such Desk Space User shall not have a business reputation that is reasonably unsatisfactory to Sublessor (e.g., a current or recent criminal conviction or investigation), and the Desk Space User’s proposed occupancy shall not result in a use of any portion of the Premises that is open to the general public on a walk-in basis.  As used herein, “Sublessee Business Party” shall mean any persons or entities with whom Sublessee has an ongoing business relationship other than as tenants or occupants of the Premises, for so long as such relationship exists (such as, by way of example, Sublessee’s auditors, Sublessee’s clients and Sublessee’s joint venturers); provided, however, in no event shall a Competitor be permitted to be a Sublessee Business Party.  In the event Sublessee desires an updated Competitor list from Sublessor, then Sublessee shall have the right (but not the obligation) to provide Sublessor with a Marketing Notice (as defined below) prior to any contemplated Desk Sharing Arrangement in order to have Sublessor provide its updated Competitor list.

C.          Consent Procedures.  Sublessee’s request for Sublessor’s consent to any assignment or sublease for which Sublessor’s consent is required under this Section 13 shall be made at least thirty (30) days prior to the effective date of the proposed Transfer, describe the details of the proposed Transfer, including the name, business and financial condition of the prospective Transferee, and the financial terms of the proposed Transfer (e.g., payments in consideration of the proposed Transfer, term, rent, construction, and security deposit), and Sublessee shall also provide any other information in Sublessee’s possession (or reasonably obtainable from the proposed Transferee) Sublessor reasonably deems relevant, including without limitation the proposed form of Transfer documentation (which shall be substantially in final form, Sublessor acknowledging that Sublessee and the proposed Transferee may still be in the process of negotiating the final form of documents, provided that Sublessor shall have the right to approve the final form of Transfer documentation).  Sublessor shall not unreasonably withhold, condition or delay (beyond the Sublease Response Period, as defined below) its consent to any assignment or subletting of the Premises.  For the avoidance of doubt, in no event shall Sublessor have any recapture rights in connection with a request for consent to any assignment or subletting of the Premises under the terms of this Sublease (however, Sublessor does have the recapture right set forth in the first paragraph of this Section 13(B) in the event of a Permitted Transfer to an entity that is a Competitor).  As used herein, the “Sublease Response Period” means the period starting on the date that Sublessor receives Sublessee’s written request for consent with all information required herein and ending on the date that is fifteen (15) business days thereafter; provided, however, if within such fifteen (15) business day period Sublessor requests any additional information regarding the proposed Transferee or the proposed Transfer consistent with the information required to be provided above, then the Sublease Response Period shall be the later of (i) such original fifteen (15) business day period or (ii) five (5) business days following Sublessor’s receipt of such additional information.  If Sublessor fails to approve or disapprove a proposed assignment or subletting of the Premises within the Sublease Response Period, and such failure continues for a further five (5) business days after Sublessee’s written notice to Sublessor of such failure (which notice shall bear the legend “Second Notice: Failure by Sublessor to respond in accordance with Section 13(C) of the Sublease within five (5) business days shall constitute Sublessor’s deemed approval of the [assignment/sublease] described herein”, then such failure shall constitute Sublessor’s deemed consent to the proposed assignment or sublease of the Premises for purposes hereof, provided that any such deemed consent shall not relieve Sublessee of its obligations hereunder (including the obligation to obtain Landlord’s consent under the Primary Lease) or adversely affect Sublessor’s rights set forth herein.  Without limiting any other basis in which Sublessor may withhold its consent, it shall not be deemed unreasonable for Sublessor to deny consent for the following reasons, among others:  (i) the business of the proposed Transferee or the proposed use of the Premises is inconsistent with the permitted uses contemplated in Section 6(C) of this Sublease; (ii) the net worth and financial condition of any proposed assignee or subtenant is not reasonably satisfactory to Sublessor, taking into account the then remaining obligations under this Sublease (in the case of an assignment) or under the sublease (in the case of a sublease) and Sublessee’s then net worth and financial condition; (iii) any Event of Default shall then exist (beyond any applicable notice or cure period), (iv) the Transferee’s proposed particular use of the Premises is reasonably incompatible with a first-class mixed-use multi-tenant laboratory/office building (e.g., shall not be a governmental agency or a non-profit organization), taking into account the existing tenants and use mix at the Building, or the Transferee’s business reputation is reasonably unsatisfactory to Sublessor (e.g., a current or recent criminal conviction or investigation), or the Transferee’s proposed occupancy would result in a use of any portion of the Premises that is open to the general public on a walk-in basis, or such proposed particular use is not approved by Landlord under the Primary Lease, (v) during the preceding five (5) year period, the Transferee or its affiliate has filed a petition for insolvency or for appointment of a receiver, trustee or assignee or for adjudication, reorganization or arrangement under any bankruptcy act, or if any similar petition has been filed against such Transferee or affiliates, or (vi) the Transfer in question would result in a violation of the Project Documents (as defined in the Primary Lease) or any Applicable Legal Requirement (including without limitation any Legal Requirement governing contracts or agreements with so-called “prohibited persons” under the laws, rules and regulations promulgated by the Office of Foreign Asset Control in the United States Department of the Treasury or any Legal Requirement under the Employee Retirement Income Security Act of 1974, as amended) (as defined in the Primary Lease).

D.         Sharing of Transfer Profits.  Sublessee shall pay to Sublessor, as additional Rent, fifty percent (50%) of the Profits (as defined below) arising from any Transfer (other than a Permitted Transfer) as and when received by Sublessee, unless, while a monetary or material non-monetary Event of Default exists (beyond any applicable notice or cure period as provided herein), Sublessor notifies Sublessee and the Transferee that the Transferee shall pay Sublessor’s share of the Profits directly to Sublessor (in which case the share of the Profits received by Sublessor shall be credited against the rent to be paid by Sublessee hereunder, which may include without limitation, Sublessee’s obligation hereunder to pay such share of the Profits).  “Profits” means (a) all rent, fees and other consideration paid for or in respect of the Transfer (excluding the fair market value of personal property purchased from Sublessee by such Transferee, but including consideration in excess of the fair market value of personal property and fees in excess of reasonable amounts under collateral agreements, the intent being to prohibit Sublessee from shifting occupancy costs to collateral agreements), less (b) the sum of (i) the Rent and other sums payable under this Sublease (or if the Transfer is a sublease of part of the Premises, allocable to the subleased premises) and (ii) all reasonable and customary costs and expenses directly incurred by Sublessee in connection with such Transfer, including without limitation, all reasonable real estate broker’s commissions, reasonable legal fees, customary costs attributable to marketing downtime, free rent, and costs of renovation or construction of subtenant improvements in the applicable space required by the Transfer for the applicable space (with the costs of such improvements to be amortized on a straight-line basis over the applicable term of the Transfer transaction).  Sublessee shall give Sublessor a written statement certifying all amounts to be paid from any Transfer (including any collateral agreements) within thirty (30) days after the transfer agreement is signed and from time to time thereafter on Sublessor’s request, and Sublessor may inspect Sublessee’s books and records to verify the accuracy of such statements, subject to Sublessor’s execution of a confidentiality agreement reasonably supplied by Sublessor and reasonably acceptable to Sublessee.  On written request, Sublessee shall promptly furnish to Sublessor copies of all Transfer documents, certified by Sublessee to be complete, true and correct.  The provisions of this Section shall survive the expiration or earlier termination of the Sublease.

E.          No Release.  Notwithstanding any Transfer (whether a Permitted Transfer or a Transfer to a Third Party, and whether or not the same is consented to), the liability of Sublessee to Sublessor for all obligations under this Lease shall remain direct and primary (and not as guarantor or surety) for the remainder of the Term then existing as of the date of the Transfer and any extensions thereof to the extent such extension is as a result of an exercise of a renewal option set forth in the Sublease existing at the time of such Transfer (it being agreed that any amendment to the Sublease between an assignee of the Sublessee and Sublessor made after the assignment shall not be binding on Sublessee unless and only to the extent that Sublessor is required to enter into such amendment as a result of the assignee exercising rights set forth in the Sublease in effect at the time of such Transfer [e.g., to the extent such amendment exercising such rights have extraneous terms not set forth in this Sublease, such terms shall not be binding upon Sublessee]) and Sublessee shall not be relieved of any liability hereunder as a result of any such Transfer.  Any Transferee shall be jointly and severally liable with Sublessee (except in connection with a release of Sublessee in accordance with requirements expressly set forth below following Sublessee’s strict satisfaction of such requirements) to Sublessor for the performance of all of Sublessee’s covenants under this Lease; provided, however, in connection with a sublease of less than all of the Premises, such joint and several liability of the subtenant shall only extend to the proportionate share that applicable subleased premises bears to the total Premises (unless a greater proportion of the obligations are assumed pursuant to the applicable sublease Transfer instrument); and such Transferee shall, upon Sublessor’s request, execute and deliver such customary instruments as Sublessor reasonably requests in confirmation thereof provided however that failure of such Transferee to execute the same shall not relieve such Transferee of any liability hereunder.  Sublessee hereby irrevocably authorizes Sublessor, upon the occurrence of an Event of Default that continues beyond any applicable notice or cure period as provided herein, if any, to collect rent directly from any Transferee (and upon notice any Transferee shall pay directly to Sublessor) and apply the net amount collected to the Rent and other charges reserved under this Lease.  No Transfer (whether or not consented to by Sublessor, and whether or not such consent is required) shall be deemed a waiver of the provisions of this Section 13, or the acceptance of the Transferee as a tenant, or a release of Sublessee from direct and primary liability for the performance of all of the covenants of this Lease.  The consent by Sublessor to any Transfer shall not relieve Sublessee or any Transferee from the obligation of obtaining the express consent of Sublessor to any modification of such Transfer or a further Transfer by Sublessee or such Transferee.  Notwithstanding anything to the contrary in the documents effecting the Transfer, Sublessor’s consent shall not alter in any manner whatsoever the terms of this Lease, to which any Transfer at all times shall be subject and subordinate.  Notwithstanding anything herein to the contrary, in connection with a request for Sublessor’s consent to an assignment of the Sublease to a Third Party in accordance with the terms of this Section 13, Sublessee shall have the one-time right to request a release of the original Sublessee under this Sublease in accordance with the following terms.  Without limiting any of the approval criteria for the proposed assignment of the Sublease as set forth above in this Section 13, if Sublessor approves such assignment, then any such request for release shall be approved by Sublessor only so long as (i) each of the Financial Criteria (as defined below) with respect to the assignee under such assignment is equal to or greater than each respective corresponding Financial Criteria of both Sublessor and Original Guarantor (as defined in the Primary Lease) as of the effective date of the Primary Lease and (ii) the assignee under such assignment assumes all of Sublessee’s obligations under the Sublease.  Any such release of Sublessee, if applicable, granted strictly in accordance with the foregoing shall be effective on the date of such assignment of the Sublease and shall be applicable solely with respect to matters first arising from and after the effective date of such release.  As used herein, the “Financial Criteria” of an entity shall mean each of the following metrics with respect to such entity: (A) the credit rating with Standard & Poor’s (or, if Standard & Poor’s ceases to exist, the equivalent credit rating with such other nationally recognized debt rating service as is reasonably identified by Sublessee) and (B) the market capitalization based on market valuations on the New York Stock Exchange.  The parties hereto acknowledge and agree that the Financial Criteria of Original Guarantor as of the effective date of the Primary Lease are as follows: (A) a credit rating with Standard & Poor’s of A+ and (B) a market capitalization (based on the New York Stock Exchange valuations) equal to $132,300,000,000.

F.          Delivery of Documents, Etc.  Within ten (10) business days after the final execution of the documents for any Transfer for which Sublessee has received Sublessor’s consent hereunder or for any Permitted Transfer, Sublessee shall deliver to Sublessor (i) a true and complete copy of the fully executed instrument or instruments evidencing such Transfer and (ii) a written agreement of the Transferee agreeing with Sublessor to perform and observe all of the terms, covenants, and conditions of this Lease undertaken by such Transferee under such Transfer documents (i.e., such written agreement shall not obligate such Transferee to assume any obligations under the Sublease that are greater obligations than those obligations that such Transferee has undertaken in the Transfer documents).  Sublessee shall pay to Sublessor, as Additional Rent, all reasonable third party costs incurred by Sublessor (including, without limitation, reasonable attorneys’ fees, not to exceed $2,500.00) in reviewing any proposed Transfer (estimates for which Sublessor shall provide if requested by Sublessee after submitting the applicable Transfer documents to Sublessor for review), whether or not any such proposed Transfer is consummated by Sublessee pursuant to the provisions of this Section 13.

14.        Parking.  During the Term Sublessee will have a nonexclusive right to use up to its pro rata share (based on a ratio equal to the total rentable square foot in the Premises divided by the total rentable square feet in the Primary Leased Premises) of the parking spaces (the “Sublessee’s Parking Spaces”) allocated to Sublessor under Section 2.2(b) of the Primary Lease, at the then current market parking rate for such parking spaces (which such parking rent shall be payable at the same time that Sublessor is required to pay the parking charges under the Primary Lease with respect to its parking spaces) (the “Parking Rent”), as such parking rate shall be determined by Landlord from time to time or the operator of the Building’s parking facility throughout the Term.  Notwithstanding the foregoing to the contrary, throughout the Term (as the same may be extended), Sublessee shall be required to pay the Parking Rent each month for all of the Sublessee’s Parking Spaces regardless of if Sublessee is actually using any or all of the Sublessee’s Parking Spaces and Sublessee shall have no right to surrender any Sublessee’s Parking Spaces.  Sublessee’s use of such parking spaces is subject to the terms and conditions of the Primary Lease.

15.        Brokers.  Sublessor and Sublessee agree and represent to one another that no finder or broker has been involved in the procurement, negotiation or execution of this Sublease, except for Rise 73 (as Sublessee’s representative) and Cushman & Wakefield (as Sublessor’s representative (“Brokers”), and that Brokers are the only brokers entitled to a fee or commission for the procurement, negotiation or execution of this Sublease (which Broker’s commission will be paid by Sublessor pursuant to a separate commission agreement between Sublessor and each such Broker).  SUBLESSOR AND SUBLESSEE HEREBY AGREE TO DEFEND, INDEMNIFY AND HOLD EACH OTHER HARMLESS AGAINST ANY LOSS, CLAIM, EXPENSE OR LIABILITY WITH RESPECT TO ANY COMMISSIONS OR BROKERAGE FEES (EXCEPT AS OTHERWISE SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE) CLAIMED ON ACCOUNT OF THE EXECUTION AND/OR RENEWAL OF THIS SUBLEASE OR THE EXPANSION OF THE PREMISES DUE TO ANY ACTION OF THE INDEMNIFYING PARTY.  THE OBLIGATIONS OF INDEMNITY SET FORTH IN THIS SECTION 15 WILL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS SUBLEASE.

16.       Sublessee Improvements.  Sublessee will be responsible for the construction of all improvements (the “Sublessee Improvements”) to be made to the Premises in accordance with  Exhibit C attached hereto and made a part hereof for all purposes; provided, however, such construction will be subject to the terms and conditions of the Primary Lease (including, without limitation, Exhibit B attached thereto such that Sublessee shall be required to comply with the requirements of the TI Work (as defined in the Primary Lease) in connection with its completion of the Sublessee Improvements).

17.         Default and Remedies.

A.          Event of Default.  The occurrence of any one or more of the following events will constitute an event of default (“Event of Default”) by Sublessee under this Sublease:

(i)          the failure of Sublessee to pay any installment of Sublease Rent, Additional Rent or other charge or money obligation due under this Sublease when due and such default continues for five (5) business days after written notice from Sublessor of such failure, provided that such notice and cure period shall not apply after the first (1st) two (2) occasions during any consecutive twelve-(12)-month period in which a default notice for such a failure is given to Sublessee;

(ii)          the failure of Sublessee to perform, comply with or observe any agreement, covenant or obligation of Sublessee under this Sublease other than the payment of Rent or other monetary amounts, and such failure continues for a period of the lesser of (I) the stated time period to comply in the Lease or (II) thirty (30) days after written notice thereof to Sublessee, provided, however, that such period shall be reasonably extended in the case of any such non-monetary default that cannot be cured within such period (but in any event shall not exceed ninety (90) days in the aggregate) only if the matter complained of can be cured, Tenant begins promptly and thereafter diligently completes the cure, and Tenant gives Landlord notice of such intent to cure within ten (10) days after notice of such default);

(iii)          the making by Sublessee of any assignment for the benefit of Sublessee’s creditors;

(iv)        the institution in a court of competent jurisdiction of bankruptcy proceedings against Sublessee or any of Sublessee’s shareholders, or for the appointment of a receiver of the property of Sublessee, provided that such proceedings are not dismissed, and any receiver, trustee, or liquidator appointed therein is not discharged, within thirty (30) days after the institution of said proceedings; or

(v)          the occurrence of any default or Event of Default as defined under the Primary Lease with respect to the Sublessee or the Premises.

B.          Remedies.  Upon the occurrence of an Event of Default, Sublessor, in addition to any and all other rights and remedies available to Sublessor at law or in equity and in addition to all other rights or remedies reserved herein, will have the option to pursue any one or more of the following remedies without any notice or demand whatsoever and without releasing Sublessee from any obligation under this Sublease (except in the case of a termination of the Sublease):

(i)          Sublessor may enter the Premises without terminating this Sublease and may perform any covenant or agreement or cure any condition creating or giving rise to a default or Event of Default under this Sublease or under the Primary Lease, and Sublessee agrees to pay to Sublessor on demand, as Additional Rent, the amount expended by Sublessor in performing such covenants or agreements or satisfying or observing such condition.  Sublessor, and Sublessor’s agents, representatives and employees, will have the right to enter the Premises in the exercise of such rights and such entry and such performance will not terminate this Sublease or constitute an eviction of Sublessee; or

(ii)          At Sublessor’s sole option, Sublessor may terminate this Sublease by written notice thereof to Sublessee or Sublessor may terminate Sublessee’s right of possession to the Premises, without terminating this Sublease.  In either such event, Sublessee must surrender (in accordance with the terms and conditions of this Sublease) possession of and vacate the Premises immediately and must deliver possession thereof to Sublessor, and Sublessor may, to the extent permitted by applicable law, enter the Premises, in whole or in part, with process of law, to change any and all door locks, to deny Sublessee access to the Premises and to expel or remove Sublessee and any other person, firm or corporation who may be occupying the Premises or any part thereof and remove any and all property therefrom, using such lawful force as may be necessary.  Upon either Sublessor’s termination of this Sublease or termination of Sublessee’s right of possession to the Premises without terminating this Sublease, as provided herein, Sublessor will in either such event be entitled to recovery from Sublessee all damages to which Sublessor may be entitled hereunder or at law by virtue thereof, including (without limitation) all costs and losses incurred by Sublessor as a result of the Event of Default by Sublessee hereunder and any expenses which Sublessor may incur in effecting compliance with Sublessee’s obligations under this Sublease, all of which sums Sublessee agrees to reimburse to Sublessor on demand.

C.          No Termination or Waiver.  Institution of a forcible detainer action to re-enter the Premises will not be construed to be an election by Sublessor to terminate this Sublease.  Sublessor may collect and receive any Rent due from Sublessee and the payment thereof shall not constitute a waiver of or affect any notice or demand given, suit instituted, or judgment obtained by Sublessor, or be held or deemed to waive or alter the rights or remedies which Sublessor may have at law or in equity or by virtue of this Sublease at the time of such payment.

D.          Remedies Non-exclusive.  All rights and remedies of Sublessor enumerated in this Sublease are cumulative and will not exclude any other right or remedy allowed by law.  All such rights and remedies may be exercised and enforced concurrently, whenever and as often as necessary. Sublessor shall have each of the rights and remedies of the Landlord under the Primary Lease in the event of Sublessee’s default hereunder.

18.         Miscellaneous Provisions.

A.          Governing Law and Forum.  THIS SUBLEASE WILL BE GOVERNED BY AND CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION IN WHICH THE PREMISES ARE LOCATED.  BY EXECUTING THIS SUBLEASE, EACH PARTY HERETO EXPRESSLY (a) CONSENTS AND SUBMITS TO PERSONAL JURISDICTION CONSISTENT WITH THE PREVIOUS SENTENCE, (b) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE THAT SUCH VENUE IS NOT PROPER OR CONVENIENT AND (c) CONSENTS TO SERVICE OF PROCESS IN ANY MANNER AUTHORIZED BY MASSACHUSETTS LAW.  ANY FINAL JUDGMENT ENTERED IN AN ACTION BROUGHT HEREUNDER SHALL BE CONCLUSIVE AND BINDING UPON THE PARTIES HERETO.

B.          Parties Bound.  This Sublease will be binding on and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  Notwithstanding anything to the contrary set forth herein, it is hereby agreed that Sublessor has the right to assign, transfer, pledge or otherwise convey any interest of Sublessor in the Premises, the Primary Lease and/or this Sublease, and Sublessee agrees that in the event of any such transfer, Sublessor will automatically be released from all liability under this Sublease accruing from and after the date of such transfer of interest by Sublessor, and Sublessee agrees to thereupon look solely to the transferee for the performance of Sublessor’s obligations hereunder accruing from and after the date of such transfer of interest by Sublessor.

C.           Partial Invalidity.  In case any one or more of the provisions contained in this Sublease is for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof and this Sublease will be construed as if such invalid, illegal, or unenforceable provisions had never been included herein.

D.          Prior Agreements Superseded.  This Sublease constitutes the sole and entire agreement of the parties with respect to the subject matter hereof and supersedes any prior understandings or written or oral agreement between the parties respecting such subject matter.

E.          Disclaimer of Warranty.  SUBLESSEE HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR SUBLESSEE’S INTENDED PURPOSE, AND SUBLESSEE’S OBLIGATION TO PAY RENT AND OTHER CHARGES HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY SUBLESSOR OF ANY OBLIGATIONS HEREUNDER.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SUBLESSEE WILL CONTINUE TO PAY THE RENT AND OTHER CHARGES DUE AND PAYABLE BY SUBLESSEE HEREUNDER WITHOUT ABATEMENT, SET OFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH OR ALLEGED BREACH BY SUBLESSOR OF SUBLESSOR’S DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

F.          Attorneys’ Fees.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Sublease, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Sublease, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. For the purposes of this Sublease, the term “prevailing party” shall mean the party who obtains substantially the relief desired, whether by dismissal, default, summary judgment, settlement or otherwise.

G.          Counterparts.  To facilitate execution of this Sublease, this Sublease may be executed in one or more counterparts as may be convenient or required, and an executed copy of this Sublease delivered by facsimile will have the effect of an original, executed instrument.  All counterparts of this Sublease will collectively constitute a single instrument; but, in making proof of this Sublease, it will not be necessary to produce or account for more than one such counterpart.  It will not be necessary for the signature of, or on behalf of, each party hereto, or that the signature of all persons required to bind any such party, appear on each counterpart of this Sublease.  Each signature page to any counterpart of this Sublease may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart of this Sublease identical thereto except having attached to it additional signature pages.

H.           No Offer.  The submission of this Sublease to Sublessee should not be construed as an offer, nor will Sublessee have any rights hereunder or to the Premises, unless and until Sublessor has executed a copy of this Sublease and delivered the same to Sublessee.

I.            Time of Essence.  Time is of the essence in this Sublease.

J.           Survival of Sublessee Obligations.  With respect to any obligations of either Sublessor or Sublessee that are expressly stated to survive past the expiration or earlier termination of the Sublease, such obligations will survive the expiration or earlier termination of this Sublease.

K.          Only Sublessor/Sublessee Relationship.  Nothing contained in this Sublease will be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Sublessor and Sublessee, it being expressly understood and agreed that nothing contained in this Sublease will be deemed to create any relationship between Sublessor and Sublessee other than the relationship of sublessor and sublessee.

L.           Headings: Miscellaneous.  The captions and/or headings of the several articles, paragraphs and sections contained herein are for convenience only and do not define, limit or construe the contents of such articles, paragraphs or sections.  Any reference herein to an article, paragraph or section shall mean and refer to an article, paragraph or section of this Sublease unless otherwise expressly specified herein.  This Sublease may not be amended or modified by any act or conduct of the parties or by oral agreements unless reduced and agreed to in writing signed by both Sublessor and Sublessee.  No waiver of any of the terms of this Sublease will be binding upon Sublessor unless reduced to writing and signed by Sublessor.  Neither Sublessor’s failure to enforce or require strict performance of any provision of this Sublease, nor Sublessor’s acceptance of Rent or other charges with knowledge of a breach, default or Event of Default hereunder, will be a waiver of such breach, default or Event of Default or any future breach, default or Event of Default hereunder.

M.          Notices.  Any notice under this Sublease must be in writing, and must be given or served by (i) personal delivery via a recognized independent courier service (providing reasonable proof of such delivery), (ii) depositing the same in the United States mail, postage prepaid, certified mail, return receipt requested, in either such event addressed to the party to be notified at the address stated in this Sublease hereinbelow or such other address in the continental United States of which notice has been given to the other party in the manner provided herein, or (iii) via facsimile to the respective fax numbers of the parties hereto as set forth hereinbelow, with either electronic or telephonic verification of receipt, so long as the original of the facsimile notice is deposited in the United States mail within three (3) days thereafter.  Notice by personal delivery or via courier will be effective upon receipt, notice by mail will be effective upon deposit in the United States mail in the manner described above and notice by facsimile shall be effective upon electronic or telephonic verification of receipt.

N.          Interpretation.  When used herein, the singular includes the plural and the plural the singular, and words importing any gender include the other gender.  The terms and conditions of this Sublease represent the result of negotiations between Sublessor and Sublessee, each of which were represented and/or had the opportunity to be represented by independent counsel and neither of which has acted under compulsion or duress; consequently, the normal rule of construction that any ambiguity be resolved against the drafting party will not apply to the interpretation of this Sublease or of any exhibits, addenda or amendments hereto.

O.           Exhibits.  All exhibits attached to this Sublease are deemed to be incorporated in this Sublease as if fully set forth hereinabove.

P.            Holidays.  If the date upon which any of the duties or obligations hereunder to be performed occurs on a Saturday, Sunday or legal holiday, then, provided that performance of such obligation is not earlier required under the Primary Lease, the due date for performance of any duty or obligation will thereupon be automatically extended to the next succeeding business day.

Q.          Authority.  The individual executing this Sublease on behalf of Sublessee represents and warrants to Sublessor that Sublessee has full right and authority to enter into this Sublease and performance obligations hereunder.

R.         Entry by Sublessor.  Upon at least two (2) business days’ prior notice (except in the event of an emergency, when no such notice shall be required) to Sublessee, Sublessor and its representatives will have the right, at all reasonable times, to enter upon the Premises for the purpose of examining and inspecting the same; provided, however, this section will not be construed as imposing any obligation upon Sublessor to inspect the Premises.  Notwithstanding the foregoing, and for the avoidance of doubt, in no event does Sublessor have to give Sublessee any notice in order to access the common corridor on the ninth (9th) floor in order to access the ninth (9th) floor terrace; it being acknowledged that Sublessor shall have unrestricted access to such corridor and terrace.

S.           Waiver of Jury Trial.  IT IS AGREED BY AND BETWEEN SUBLESSOR AND SUBLESSEE THAT THE RESPECTIVE PARTIES HERETO WILL AND THEY HEREBY DO, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, THE RELATIONSHIP OF SUBLESSOR AND SUBLESSEE, OR SUBLESSEE’S USE OR OCCUPANCY OF THE PREMISES.  SUBLESSEE FURTHER AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUBLESSEE WILL NOT IMPOSE ANY COUNTERCLAIM (OTHER THAN ANY MANDATORY COUNTERCLAIM) IN A SUMMARY PROCEEDING OR IN ANY ACTION BASED ON NON-PAYMENT OF RENT OR ANY OTHER PAYMENT REQUIRED BY SUBLESSEE HEREUNDER.

T.           Defined Terms.  Unless otherwise specifically defined in this Sublease, capitalized terms utilized in this Sublease will have the meaning ascribed to such terms in the Primary Lease.

U.           Contingency.  This Sublease is expressly contingent upon the consent of the Landlord being obtained in form and substance satisfactory to Sublessor.  In the event Landlord fails to give its consent, this Sublease shall be void and the parties shall have no further rights or obligations hereunder.

V.          Ninth Floor Terrace.  Sublessee acknowledges that there is a terrace on the Ninth Floor of the Building (the “Ninth Floor Terrace”) and that the Ninth Floor Terrace is expressly excluded from the Premises.  In addition, Sublessor, at its cost and expense, shall perform certain work more particularly described in Exhibit “F” attached hereto (the “Sublessor Work”), which includes the design and construction of a corridor/elevator lobby on the Ninth Floor and certain other related work such as the construction of additional restrooms on the Ninth Floor and storage rooms for Sublessor’s exclusive use.  The storage rooms and restrooms being constructed as part of the Sublessor Work shall not be considered part of the Premises (such areas being the “Sublessor’s Ninth Floor Areas”).  The corridor/elevator lobby being constructed as part of the Sublessor Work is considered a common element available for the common use of Sublessor and Sublessee.  Sublessee acknowledges and agrees that at all times and without any notice to Sublessee, Sublessor shall have free access to the Ninth Floor Terrace as well as the Sublessor’s Ninth Floor Areas (and the Ninth Floor elevator lobby/corridors so that such Ninth Floor Terrace can be accessed) in order to access and utilize the Ninth Floor Terrace.  Upon prior written notice and subject to Sublessor’s scheduling protocols and subject to availability, Sublessee shall have the right to utilize the Ninth Floor Terrace for up to four (4) days in each calendar year of the Term, at no additional cost or charge.  Sublessee shall be required to clean the Ninth Floor Terrace after its use and shall repair any damage to the Ninth Floor Terrace (or the furniture therein) to the extent caused by Sublessee’s access and/or use of the Ninth Floor Terrace.  Sublessor shall have access to the Ninth Floor in order to perform the Sublessor Work.  Sublessor and Sublessee shall cause their respective contractors to cooperate with each other in order to minimize any interference with the Sublessor Work being performed on the Ninth Floor and the Sublessee Improvements being performed by Sublessee on the Ninth Floor; provided, however, in the event Sublessee requires the Sublessor to temporarily cease performing the Sublessor Work on the Ninth Floor because the Sublessee Improvements cannot proceed, then Sublessor shall cause its contractors to temporarily cease performing such work on the Ninth Floor (it being agreed that Sublessee’s right to request Sublessor to temporarily cease work shall only apply to the Sublessor Work being performed on the Ninth Floor, not other parts of the Building), provided, such temporary cessation shall be limited to that period of time where both Sublessor’s Work and Sublessee’s Improvements are not able to be performed concurrently.  Sublessee acknowledges that in no event shall Sublessor be in default hereunder if it is unable to timely complete the Sublessor Work due to Sublessee causing Sublessor to temporarily cease performing such work.

W.         Environmental.  Sublessee agrees not to cause or permit any “Hazardous Materials” as defined in this Sublease to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises by Sublessee, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Sublessee’s Parties”), except in accordance with all applicable local, state and federal laws.  Concurrently with the execution of this Sublease and annually thereafter, within thirty (30) days of written request from Sublessor (which request shall not be made more than once annually, unless required in by Landlord, or to satisfy Applicable Legal Requirements or an Event of Default is continuing), Sublessee agrees to complete and deliver to Sublessor an environmental questionnaire in a reasonable form to be supplied by Sublessor.  In addition to and not in replacement of Sublessor’s obligation in the immediately preceding sentence, Sublessee shall deliver to Sublessor a list identifying each type of Hazardous Material (other than Customary Office Materials  used in accordance with Applicable Legal Requirements ), including the types and amounts, being or to be generated, produced, brought upon, used, stored, treated or disposed of by or on behalf of Subtenant in or about or on the Premises, the Building, or the Property (a “Hazardous Substances List”) within thirty (30) days of the effective date of this Sublease and within sixty (60) days of any material change to such Hazardous Substances List.  For illustrative purposes, a “material change” shall include, without limitation, the introduction of a new category or classification of Hazardous Materials.  In addition, Sublessee shall timely furnish all disclosures required pursuant to the terms of the Primary Lease as it relates to Hazardous Materials.  Upon the expiration or earlier termination of this Sublease, Sublessee agrees to promptly remove from the Premises, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises or any portion thereof by Sublessee or any of the Sublessee’s Parties.  To the fullest extent permitted by law, Sublessee agrees to promptly indemnify, protect, defend and hold harmless Sublessor and Sublessor’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Sublessor Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises and which are caused or permitted by Sublessee or any of the Sublessee’s Parties.  Sublessee agrees to promptly notify Sublessor of any release of Hazardous Materials in the Premises which Sublessee becomes aware of during the Term of this Sublease, whether caused by Sublessee or any other persons or entities.  In the event of any release of Hazardous Materials caused or permitted by Sublessee or any of the Sublessee’s Parties, Sublessor shall have the right, but not the obligation, to cause Sublessee to immediately take all steps Sublessor deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Sublessor or Landlord.  At all times during the Term of this Sublease upon at least twenty-four (24) hours prior written notice to Sublessee, provided Sublessee shall have the right to have a representative of Sublessee accompany Sublessor, Sublessor will have the right, but not the obligation, to enter upon the Premises to inspect, investigate, sample and/or monitor the Premises to determine if Sublessee is in compliance with the terms of this Sublease regarding Hazardous Materials.  As used in this Sublease, the term “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the Commonwealth of Massachusetts, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls, and freon and other chlorofluorocarbons.  The provisions of this paragraph will survive the expiration or earlier termination of this Sublease.  This Section 18(W) shall be in addition to the requirements of the Primary Lease regarding Hazardous Substances.  Sublessee shall also comply with all of the obligations and make all required disclosures with respect to Hazardous Substances caused, permitted, generated or introduced by Sublessee or any of the Sublessee’s Parties as outlined in the Primary Lease.  If any transportation to or from, or any storage, use or disposal of Hazardous Materials on or about, the Premises, or any other portion of the Building, the Building Site, or the Project by Sublessor or Sublessor’s agents or contractors results in any unpermitted release of or contamination by Hazardous Substances to the air, surfaces, soil or surface or ground water at the Property, or any loss or damage to person or property, Sublessor hereby agrees to indemnify, defend, and hold Sublessee and Sublessee’s partners, shareholders, members, managers, officers, directors, agents, servants, and employees harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including reasonable attorneys’ fees) arising in whole or in part out of any such occurrence. Such indemnity, defense, and hold harmless obligations of Sublessor shall survive the expiration of the Term or earlier termination of this Sublease.  For purposes of this Section 18(W), the term “Premises” shall specifically be deemed to include the Sublessee Fire Control Area (defined in Section 18(CC) below) in addition to the loading dock areas utilized by Sublessee pursuant to Section 18(Y) below).

X.          Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorism, terrorist activities, inability to obtain services, labor, or materials or reasonable substitutes therefore, governmental actions, civil commotions, fire, flood, earthquake or other casualty, any restrictions, shutdowns, closures, or shortages or other delays related to COVID-19 or any similar viruses, epidemics or pandemics, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Sublease Rent and other charges to be paid by Sublessee pursuant to this Sublease or Sublessee’s obligation to timely surrender the Premises (unless Sublessee is unable to timely surrender the Premises solely as a result of governmental mandates that are generally applicable to all parties that prevent Sublessee from retaining any third party from accessing the Premises to remove Sublessee’s personal property and/or any alterations required to be removed pursuant to the terms of this Sublease or the Primary Lease) or Sublessor’s obligations to pay any sums or amounts to Sublessee (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Sublease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Sublease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.  Notwithstanding anything to the contrary in this Sublease, in no event will any Force Majeure event excuse the Sublessee’s or the Sublessor’s obligation to pay rent or other amounts.

Y.          Loading Dock/Fire Control Areas/PPE Elevator.  Sublessee acknowledges that from time to time Sublessor may designate an elevator and/or one (1) of the loading docks for the exclusive use of Sublessor and in such case Sublessee shall have no rights or obligations with respect thereto.  In addition, except as set forth in Section 18(CC) below, in no event does Sublessor guaranty any specific fire control area capacity.  In the event Sublessor elects to retain a loading dock manager, then Sublessee shall reimburse Sublessor for a pro rata share (based on a fraction equal to the rentable area of the Premises divided by the rentable area of the Primary Leased Premises) for all reasonable third-party costs incurred by Sublessor in connection with such loading dock manager.

Z.           Sublessor’s Representations, Warranties and Covenants.  Sublessor represents and warrants to Sublessee as follows: (i) Sublessor has delivered to Sublessee a full and complete redacted copy of the Primary Lease and any amendments thereto; (ii) as of the Effective Date hereof, the Primary Lease is in full force and effect in accordance with, and subject to, all terms, covenants, conditions and agreements contained therein, and the Primary Lease has not been modified, amended or supplemented except as disclosed to Sublessee herein; (iii) as of the Effective Date hereof, there are no other agreements between Sublessor and Landlord relating to the leasing, use, and occupancy of the Premises, (iv) Sublessor has no actual knowledge of any default of Landlord under the Primary Lease; and (v) Sublessor has received no default notice from Landlord under the Primary Lease that remains uncured as of the Effective Date hereof and Sublessor has no knowledge of any fact or circumstance which, with the giving of notice, passage of time, or both, would constitute an event of default under the Primary Lease.  Sublessor covenants with Sublessee as follows: (I) Sublessor shall timely perform all of Sublessor’s obligations under the Primary Lease and shall not amend or voluntarily cancel or surrender the Primary Lease (or any portion thereof), except in connection with Sublessor’s rights under the Primary Lease (e.g., it being agreed that Sublessor reserves the right to exercise its contraction right under the Lease in order to terminate the Primary Lease as to the Premises as contemplated in Section 2(A) of this Sublease) and except for items that will not materially adversely affect Sublessee’s rights, remedies and obligations, including Sublessee’s monetary obligations, hereunder, without the Sublessee’s prior written consent, which may be withheld by Sublessee in its sole and absolute discretion; and (II) as long as Sublessee shall pay the rent due hereunder and shall duly perform all of the terms, covenants and conditions of this Sublease on its part to be performed and observed, Sublessee shall peaceably and quietly have, hold and enjoy the Premises during the term of the Sublease without molestation or hindrance by Sublessor, subject to the terms, provisions and conditions of the Primary Lease and this Sublease.

AA.        Generator.  Sublessor is in the process of installing a generator for its own use (the “Sublessor’s Generator”).  Sublessee has requested the ability to connect to Sublessor’s Generator.  Sublessor’s sole obligation for providing backup generator power to Sublessee shall be: (i) to permit Sublessee, at its sole cost and expense, to connect to Sublessor’s Generator for up to the maximum amount of backup power capacity reflected in the services matrix attached hereto as Exhibit “G” (the “Services Matrix”) and (ii) to contract with a third party to maintain the Sublessor’s Generator as per the manufacturer’s standard maintenance guidelines.  Any work to connect the Premises to the Sublessor’s Generator shall be subject to Sublessor’s prior review and approval, such approval not to be unreasonably withheld, conditioned or delayed.  Sublessor shall have no obligation to provide Sublessee with operational life safety generators or back-up power or to supervise, oversee or confirm that the third party maintaining the life safety generator is maintaining the generator as per the manufacturer’s standard guidelines or otherwise.  During any period of replacement, repair or maintenance of the Sublessor’s Generator when the Sublessor Generator is not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Sublessor shall have no obligation to provide Sublessee with an alternative life safety generator or generators or alternative sources of back-up power.  Sublessee expressly acknowledges and agrees that Sublessor does not guaranty that such Sublessor’s Generator will be operational at all times or that emergency power will be available to the Premises when needed.  Sublessee agrees to reimburse Sublessor, upon demand, for its pro rata share (measured based on a fraction equal to the total capacity available for Sublessee as reflected in the Services Matrix divided by the total capacity of the Sublessor’s Generator) of all costs associated with the maintenance, repair, operation (including, without limitation, fuel costs) and replacement of the Sublessor’s Generator.  To the fullest extent permitted by law, Sublessee agrees to promptly indemnify, protect, defend and hold harmless Sublessor and Sublessor’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Sublessor Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from Sublessee’s use and/or operation of Sublessor’s Generator.

BB.        Services.  Sublessee has requested that Sublessor provide certain services to the Premises as reflected in the Services Matrix.  Sublessor shall use reasonable efforts to provide Sublessee with the services reflected in the Services Matrix.  As a condition to Sublessor providing Sublessee with such services, Sublessee, at its sole cost and expense, shall be required to install a submeter or measuring device in order to measure Sublessee’s usage of such services.  Based on the amount of services utilized by Sublessee as measured pursuant to such submeters or measuring devices, Sublessee shall reimburse Sublessor within thirty (30) days of receipt of an invoice for all costs incurred by Sublessor in providing such services to Sublessee.  Notwithstanding anything herein to the contrary, except as set forth below, Sublessor shall not be liable for, and Sublessee shall not be entitled to, any damages, abatement or reduction of rent, or other liability by reason of any failure to furnish any services described in the Services Matrix for any reason, including, without limitation, when caused by accident, breakage, water leakage, flooding, repairs, alterations or other improvements to the Building, strikes, lockouts or other labor disturbances or labor disputes of any character, governmental regulation, moratorium or other governmental action, inability to obtain services, or any other cause beyond Sublessor’s control.  No such failure, stoppage or interruption of any such service shall be construed as an eviction of Sublessee, nor shall the same relieve Sublessee from any obligation to perform any covenant or agreement under this Sublease.  In the event of any failure, stoppage or interruption thereof, Sublessor shall use reasonable efforts to attempt to restore all services promptly.

Notwithstanding anything herein to the contrary, if there is an interruption or cessation of the services to be provided by Sublessor to Sublessee as reflected in the Services Matrix and such interruption or cessation is due to (i) Sublessor’s negligence or willful misconduct, (ii) Sublessor’s failure to perform any other covenant or provision of the Primary Lease or this Sublease on its part required to be performed, or (iii) the performance of any work in or about the Building by Sublessor or its employees or agents, and such interruption or cessation results in the Premises being unusable by Sublessee for the conduct of Sublessee’s business, then Sublease Rent shall be abated commencing on that date which is three (3) consecutive business days following the date Sublessee delivers written notice to Sublessor of such interruption and continuing until either such service to the Premises is restored or such earlier date as the Premises is again usable for the conduct of Sublessee’s business.  Such right to abate Sublease Rent shall be Sublessee’s sole and exclusive remedy at law or in equity in the event of any such interruption or cessation of a service to be provided to Sublessee as reflected in the Services Matrix.

CC.       Fire Control Area.  Sublessee acknowledges that the first (1st) floor of the Building has a total of four (4) fire control areas and that three (3) of such fire control areas are for the exclusive use of Sublessor.  With respect to the fourth (4th) fire control area on the first floor, Sublessee shall have the rights to utilize that portion of such fourth (4th) area as depicted in Exhibit “H” attached hereto and incorporated herein for all purposes (the “Sublessee Fire Control Area”).  Except with respect to the Sublessor Work as it relates to the Sublessee Fire Control Area, Sublessee acknowledges that the Sublessee Fire Control Area is delivered to Sublessee in its as-is condition and that Sublessor shall have no obligation to make any improvements thereto.  Sublessor, at its sole cost and expense, shall be required to make any and all improvements to separate the Sublessee Fire Control Area from the remainder of the fourth (4th) fire control area as further described in Exhibit “F” attached hereto; provided, however, any such improvements shall be subject to written approval of Landlord.  Sublessee shall comply with all applicable laws and legal requirements in connection with its use of the Sublessee Fire Control Area and such areas shall be considered part of the Premises.  Sublessee acknowledges that Sublessor, Landlord, and/or additional of Sublessor’s sublessees shall have the right to utilize the fourth (4th) fire control area in common with Sublessee and that in no event shall Sublessee utilize more than two hundred forty (240) gallons of the permitted capacity with respect to the fourth (4th) fire control area on the first floor of the Building.

DD.       Acid Neutralization System.  Sublessee acknowledges that there is an acid neutralization system in the Building.  Subject to Sublessee complying with the reasonable rules and protocols imposed by Sublessor and Landlord (specifically including, but not limited to, any list of prohibited discharges provided), Sublessee shall have the right to utilize such system; provided, however, before utilizing such system, Sublessee shall be required to provide a list of all substances that Sublessee plans to introduce into such system and provide such other information and disclosures as may be requested by Sublessor and/or Landlord.  Sublessee shall comply with all applicable laws and legal requirements in connection with its use of the acid neutralization system.  In connection with Sublessee’s use of the acid neutralization system, Sublessee shall reimburse Landlord for Sublessee’s Acid System Share of all costs incurred to operate, maintain, repair and/or replace the acid neutralization system.  As used herein, the term “Sublessee’s Acid System Share” shall mean a percentage derived from dividing the total Sublessee connection points to the acid neutralization system by the total aggregate amount of connection points of Sublessor and Sublessee to the acid neutralization system.  For example, if Sublessee had ten (10) connection points to the acid neutralization system and Sublessor had ninety (90) connection points, then the Sublessee’s Acid System Share would equal 10% (i.e., 10/100).

EE.        Contractor Coordination.  The parties acknowledge that Sublessor is currently in the process of performing its initial tenant improvements to certain portions of the Primary Leased Premises (the “Sublessor Initial TI Work”) and that such Sublessor Initial TI Work shall be occurring concurrently with Sublessee’s construction of the Sublessee Improvements.  Each party agrees to use reasonable efforts to cause their respective contractors to coordinate with each other in order to minimize any interference with each respective party’s ongoing construction.  During construction of the Sublessee Improvements, upon Sublessee’s written request, Sublessor agrees to permit Sublessee to utilize a portion of the Eighth Floor reasonably designated by Sublessor as a construction laydown area in connection with the Sublessee’s construction of the Sublesee Improvements.  Sublessee acknowledges that Sublessor is also concurrently utilizing the Eighth Floor as its construction laydown area so Sublessor may require Sublessee, at its cost, to erect temporary fencing in order to separate the Sublessee’s construction laydown area on the Eighth Floor.  Notwithstanding the foregoing to the contrary, in the event Sublessor desires to commence construction on the Eighth Floor either for purposes of occupying the floor or in connection with an executed or prospective sublease, then Sublessor shall have the right to send Sublessee written notice and thereafter within sixty (60) days following receipt of such notice, Sublessee shall remove all of its property and equipment from the Eighth Floor and shall have no further rights with respect to the Eighth Floor.  As of the Sublease Rent Commencement Date, Sublessee acknowledges that it shall have no further rights to utilize the Eighth Floor as a construction laydown area.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed by their respective duly authorized representatives, effective as of the date first hereinabove written.

SUBLESSOR:

E.R. SQUIBB & SONS, L.L.C.,
a Delaware limited liability company

By:	/s/ Bruce Mayer
Name:	Bruce Mayer
Title:	Sr. Director Global Real Estate
Authorized Signatory

Address:

[remainder  of page intentionally left blank]

A-1

SUBLESSEE:

ETERNA THERAPEUTICS, INC.
a Delaware corporation, formerly known as Brooklyn Immunotherapeutics, Inc.

By:	/s/ Matthew Angel
Name:	Matthew Angel
Title:	CEO

Address:	10531 4S Commons Dr.
Suite 1660550
San Diego, CA 92127

List of Exhibits:

Exhibit “A”	=	Copy of Primary Lease
Exhibit “B”	=	Description of Premises
Exhibit “C”	=	Work Letter
Exhibit “D”	=	Form of Letter of Credit
Exhibit “E”	=	Initial Test Fit
Exhibit “F”	=	Sublessor Work
Exhibit “G”	=	Services Matrix
Exhibit “H”	=	Sublessee Fire Control Area

2

EXHIBIT “A”
Copy of Primary Lease

[attached]

A - 1

EXHIBIT “B”
Description of Premises

B - 1

EXHIBIT “C”
Work Letter

(a)          Sublessee Improvements; Sublessee Improvement Allowance.  The leasehold improvements to be constructed by Sublessee (the “Sublessee Improvements”), at Sublessee’s sole cost and expense (except for the Sublessee Improvement Allowance, as specified in Section 6(A) of this Sublease), shall be constructed in accordance with the SI Construction Documents to be submitted by Sublessee and reviewed and approved by Sublessor in accordance with the provisions of Paragraph (b) of this Exhibit C and by Landlord in accordance with the process set forth in the work letter attached as Exhibit B to the Primary Lease as it relates to Landlord’s review and approval with respect to the TIW Construction Documents.  Notwithstanding anything herein to the contrary, Sublessee acknowledges that in connection with design of the Sublessee Improvements and the preparation of the SI Construction Documents and the construction and the construction of the Sublessee Improvements that Sublessee shall be required to comply with all of the requirements, processes, rules and restrictions that relate to the TI Work in Exhibit B of the Primary Lease.

Sublessor shall have no obligation to construct or to pay for the construction of the Sublessee Improvements.  However, Sublessor agrees to contribute toward the cost of construction of the Sublessee Improvements the cash sum of up to the Sublessee Improvement Allowance (as defined in Section 6(A) of this Sublease).  Notwithstanding anything in this Sublease or in this Work Letter to the contrary, Sublessee Improvement Allowance shall be used only for the construction of the Sublessee Improvements, and if construction of the Sublessee Improvements is not Substantially Completed (defined below) by December 1, 2023 (the “Construction Termination Date”), then, other than with respect to the Final Retainage (as defined below), Sublessor’s obligation to provide any portion of the Sublessee Improvement Allowance shall, with regard to reimbursement of costs for which a Disbursement Request has not been made by the Construction Termination Date, terminate and become null and void, and Sublessee shall be deemed to have waived its rights in and to said portion of the Sublessee Improvement Allowance.  With respect to the Final Retainage, Sublessee shall submit the Disbursement Request for such Final Retainage no later than March 1, 2024, otherwise Sublessee shall forfeit the right to receive such Final Retainage from Sublessor.  The Sublessee Improvement Allowance will be reduced by a coordination fee/construction management fee that is required to be paid by Sublessor to Landlord under the Prime Lease to the extent it relates to the Sublessee Improvements.  In addition to the coordination fee/construction management fee payable pursuant to the preceding sentence, the Sublessee Improvement Allowance will also be reduced by an amount equal to one percent (1%) of the total Sublessee Improvement Allowance (the “Sublessor Oversight Fee”), which such Sublessor Oversight Fee shall be paid to Sublessor with respect to any consulting or architectural fees incurred by Sublessor and/or for any oversight/coordination by Sublessor’s employees.  The hard and soft construction costs that may be reimbursed from the Sublessee Improvement Allowance shall include only the following:  costs of labor, equipment, supplies and materials furnished for construction of the Sublessee Improvements; governmental fees and charges for required permits, plan checks, and inspections for the Sublessee Improvements; charges of Sublessee’s design professionals; and charges of Sublessor’s design professionals for review of plans and monitoring of construction or installation of the Sublessee Improvements.  No other costs, fees or expenses of the Sublessee Improvements shall be reimbursable out of the Sublessee Improvement Allowance.  If the actual cost of the Sublessee Improvements is less than the Sublessee Improvement Allowance, then Sublessee shall not receive any credit whatsoever for the difference between the actual cost of the Sublessee Improvements and Sublessee Improvement Allowance.

C-1 - 1

Sublessor shall disburse the Sublessee Improvement Allowance in accordance with the disbursement procedures set forth below:

(i)          Disbursements shall be made in periodic progress payments (which shall not occur more frequently than once per month) based on Disbursement Requests (defined below) delivered to Sublessor not more often than thirty (30) days following the previously delivered Disbursement Request.  Except for the final disbursement of the Sublessee Improvement Allowance as described in Paragraph (a)(ix), in no event will monthly disbursements exceed ninety percent (90%) of the amount requested in a Disbursement Request.  In the event the Construction Estimate (as defined below) exceeds the amount of the Sublessee Improvement Allowance, Sublessor and Sublessee shall make each monthly payment of the Disbursement Requests pro rata according to the following percentages: (a) Sublessor shall pay a percentage equal to the Sublessee Improvement Allowance divided by the Construction Estimate and (b) Sublessee shall pay the remaining sum.  Notwithstanding anything to the contrary herein, once Sublessor has disbursed a total of ninety percent (90%) of the Sublessee Improvement Allowance, then Sublessor shall retain the final ten percent (10%) (such amount being the “Final Retainage”) and shall disburse the same only when the Final Disbursement Conditions (as defined below) have been satisfied in full.

(ii)        Sublessee shall have given Sublessor a written request for any desired disbursement (a “Disbursement Request”), specifying the amount of the requested disbursement and accompanied by a written statement by Sublessee describing the expenses to be paid from such disbursement and paid invoices reflecting that Sublessee has already paid such sums to its contractors.

(iii)        Sublessee and its architect shall both confirm by signature to Sublessor their consent and approval of the amounts requested in the Disbursement Request and the completion of the Sublessee Improvements for which such Disbursement Request relates and such evidence shall be supplied to Sublessor.

(iv)        Sublessee shall have delivered to Sublessor (A) evidence satisfactory to Sublessor in its reasonable judgment (which may include, without limitation, lien waivers or partial waivers, as appropriate) demonstrating that the amount of the requested disbursement is for permissible costs for work theretofore performed and for which no previous disbursement from the Sublessee Improvement Allowance was made, (B) evidence satisfactory to Sublessor in its reasonable judgment (which for the purposes of this clause (B) it shall be deemed satisfactory if Sublessor is supplied with lien waivers or partial waivers, as appropriate) that all previous disbursements from the Sublessee Improvement Allowance have been properly applied to pay for those costs for which such previous disbursements were made and that to the extent required Sublessee has made its pro rata share of payments in connection with each disbursement request as set forth in item (i) above, (C) such evidence as Sublessor may reasonably require (which may include an inspection by Sublessor or its representative) to verify that the subject of any such Disbursement Request and any other work has been completed, and (D) all evidence that is required to be submitted by Sublessor to Landlord under Exhibit B in connection with a requisition of the TI Allowance.  Sublessor agrees that if the Landlord requests any additional information or documentation, then Sublessee shall provide such additional information or documentation upon request.

(v)          On or before the date on which Sublessee desires Sublessor to make a disbursement (which shall be at least forty-five (45) days after all requirements of (a)(i) to (iv) have been delivered to Sublessor), Sublessor shall make the requested disbursement to Sublessee; provided, however, Sublessee acknowledges that Sublessor may delay the disbursement in the event Sublessee has failed to provide all information and documentation that may be required or requested by Landlord pursuant to the terms of the Primary Lease for it to make a disbursements of the TI Allowance.

(vi)         There shall be no event of default by Sublessee under the Sublease beyond any applicable notice and cure periods provided for in the Lease.

(vii)       Sublessor shall not have any responsibility to Sublessee (A) to see that any work for which reimbursement is requested hereunder is constructed in accordance with applicable plans and specifications, or that such work will be completed, or that sufficient funds (above and beyond the Sublessee Improvement Allowance) are available for completion, (B) for mechanics’ liens or claims by contractors, subcontractors, materialmen or any others hired by Sublessee to do work in the Premises, subject to Sublessor’s obligations hereunder to disburse the Sublessee Improvement Allowance, or (C) Sublessor shall not be required to disburse funds in excess of the Sublessee Improvement Allowance.

(viii)     All conditions to Sublessor’s obligation to disburse the Sublessee Improvement Allowance are for the exclusive benefit of Sublessor.  Any or all such conditions may be waived or relaxed at any time or times by Sublessor, at its sole and exclusive option.  No such waiver or relaxation in any particular instance shall affect Sublessor’s discretion in dealing with any such condition in any other instance.

(ix)       Except for the final disbursement of the Sublessee Improvement Allowance, in no event will monthly disbursements exceed ninety percent (90%) of the amount requested in a Disbursement Request. At the time of Substantial Completion and upon satisfaction of the Final Disbursement Conditions (as defined below), Sublessor shall disburse the final ten percent (10%) of the Sublessee Improvement Allowance that Sublessee or Sublessee’s contractor is otherwise entitled to have disbursed hereunder.  The “Final Disbursement Conditions” shall mean the following: (i) the Sublessee Improvements shall have been completed in accordance with the SI Construction Documents (as hereinafter defined); (ii) Sublessee shall have delivered to Sublessor satisfactory evidence that all mechanics’ lien rights of all contractors, suppliers, subcontractors, or materialmen furnishing labor, supplies or materials in the construction or installation of the Sublessee Improvements have been unconditionally waived, released, or extinguished; (iii) Sublessee shall have delivered to Sublessor paid receipts or other written evidence satisfactorily substantiating the actual amount of the construction costs of the Sublessee Improvements; (iv) Sublessee shall have delivered to Sublessor a final certificate of occupancy for the Premises; (v) Sublessee shall not then be in default of any of the provisions of the Lease; (vi) Sublessee shall have occupied and opened for business at the Premises; (vii) Sublessee shall have delivered to Sublessor a complete set of the final “as built” plans and specifications conforming to the SI Construction Documents (defined below) in both hard copy and CAD format; and (viii) Sublessee shall have delivered to Sublessor copies of all warranties from contractors and suppliers relating to the Sublessee Improvements.

(x)          To the extent that Sublessor fails to pay from the Sublessee Improvement Allowance amounts due to Sublessee in accordance with the terms hereof, and such amounts remain unpaid for thirty-five (35) days after notice from Sublessee, and Sublessor has not disputed that the Disbursement Request (including all applicable documentation required hereunder) has been properly and timely submitted hereunder prior to the expiration of such thirty-five (35) day period, then without limiting Sublessee’s other remedies under the Lease, Sublessee may, after Sublessor’s failure to pay such amounts within five (5) business days after Sublessee’s delivery of a second notice from Sublessee delivered after the expiration of such 35-day period (with such second notice providing in bold, all-capital typeface at the top of such notice that “SUBLESSOR’S FAILURE TO MAKE THE REQUESTED DISBURSEMENTS REQUESTED IN CONNECTION WITH THE ENCLOSED DISBURSEMENT REQUEST MAY RESULT IN SUBLESSEE BEING PERMITTED TO OFFSET RENT DUE UNDER THE SUBLEASE”), deduct the amount thereof from the Sublease Rent next due and owing under the Sublease (the “Offset Amount”).  Notwithstanding the foregoing, if during either the 35-day or 5-day period set forth above, Sublessor delivers notice to Sublessee that Sublessor has a good-faith dispute as to any portion of the amounts claimed to be due or that Sublessee has failed to submit a complete Disbursement Request with all information required under the Sublease and/or Primary Lease (the “Allowance Dispute Notice”), Sublessee shall have no right to offset the Offset Amount (or such portion thereof that is the subject of such a good-faith dispute) against rent unless and until Sublessee initiates an arbitration procedure in accordance with the terms of this Paragraph in order to determine whether Sublessee has satisfied all requirements set forth in this Exhibit C in order to be entitled to the requested disbursement.  In the event Sublessee claims that Sublessee has satisfied all of the requirements in order to receive a disbursement from the Sublessee’s Improvement Allowance or disputes Sublessor’s notion of a good-faith dispute, and, therefore, that Sublessor’s Allowance Dispute Notice is not correct, then Sublessee shall send Sublessor a written notice within thirty (30) days of Sublessor’s issuance of such Allowance Dispute Notice (the “Offset Dispute Notice”), specifying the grounds on which Sublessee asserts that the Allowance Dispute Notice was factually incorrect (provided, however, Sublessee shall only be permitted to rely upon materials and documentation furnished to Sublessor prior to the date that Sublessor issued the applicable Allowance Dispute Notice) and electing to have the dispute resolved by arbitration as hereinbelow provided (the “Expedited Arbitration”).  In the Offset Dispute Notice, Sublessee shall designate an arbitrator of its selection who meets the qualifications provided below.  Within fifteen (15) business days after receipt of the Offset Dispute Notice, Sublessor shall notify Sublessee of its selection of an arbitrator who meets the qualifications provided below.  Sublessor’s and Sublessee’s arbitrators shall then select a third, neutral arbitrator who meets the qualifications provided below.  The Expedited Arbitration shall be held at such neutral arbitrator’s office.  Each of the arbitrators shall (1) have at least ten (10) years’ experience as a real estate attorney representing landlords or tenants in the leasing of Class A office buildings in the greater Boston, Massachusetts area and (2) not have represented Sublessor or Sublessee during the preceding five (5) years.  The Expedited Arbitration shall be held on a mutually agreeable date which shall be no less than thirty (30) days and no more than sixty (60) days after Sublessor’s receipt of the Offset Dispute Notice.  The Expedited Arbitration shall be conducted in accordance with the rules of the American Arbitration Association and the scope of the arbitrators’ inquiry and determination shall be strictly limited to whether Sublessor’s Dispute Notice was factually correct based on the documentation and information furnished by Sublessee at the time that Sublessor provided such Sublessor’s Allowance Dispute Notice.  The determination of the majority of the arbitrators shall be conclusive and binding upon the parties and shall be made within five (5) business days after completion of the hearing.  Each party shall pay for the fees and expenses of their respective arbitrator and the parties shall equally split the fees and expenses of the third arbitrator.  In the event the arbitrators find that Sublessor’s Allowance Dispute Notice was factually incorrect as set forth herein, Sublessee may proceed with the proposed offset against future rent for the Offset Amount; provided, however, if Sublessor subsequently disburses such Offset Amount to Sublessee then Sublessee shall not have the right to offset with respect to such Offset Amount.

(b)         Preparation and Review of Plans for Sublessee Improvements.  Sublessee shall retain an architect (the “Space Planner”), which such Space Planner shall be subject to Sublessor’s approval, and the Space Planner has prepared (or will prepare) certain plans, drawings and specifications (the “Temporary Plans”) for the construction of the Sublessee Improvements in the Premises to be installed in the Premises by a general contractor selected by Sublessee pursuant to this Work Letter.  Sublessee shall deliver the Temporary Plans to Sublessor and Landlord for their review and approval.  Sublessor shall have fifteen (15) business days after Sublessor’s receipt of the proposed Temporary Plans to review the same and notify Sublessee in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Temporary Plans.  In addition, Sublessee acknowledges that Landlord shall have the time period set forth in Exhibit B to the Primary Lease for review of the TIW Construction Documents in connection with its review of the Temporary Plans.  If Sublessor fails to give written comments to or approve the Temporary Plans within such fifteen (15) business day period, then Sublessee shall provide a second written notice (the “Temporary Plans Notice”), which shall provide in bold, all-capital letters at the top of such notice as follows: “IF SUBLESSOR FAILS TO GIVE WRITTEN COMMENTS TO OR APPROVE THE PROPOSED TEMPORARY PLANS WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS WRITTEN NOTICE, THEN SUBLESSOR SHALL BE DEEMED TO HAVE APPROVED THE PROPOSED TEMPORARY PLANS.”  If Sublessor fails to give written comments to or approve the Temporary Plans within five (5) business days after receipt of the Temporary Plans Notice, then Sublessor shall be deemed to have approved the Temporary Plans as submitted.  Sublessee shall have ten (10) business days following its receipt of Sublessor’s and/or Landlord’s comments and objections to redraw the proposed Temporary Plans in compliance with Sublessor’s request and to resubmit the same for Sublessor’s final review and approval or comment within ten (10) business days of Sublessor’s receipt of such revised plans.  Such process shall be repeated until such time as final approval by Sublessor and Landlord of the proposed Temporary Plans has been obtained.  Once Sublessor and Landlord have each approved the Temporary Plans, the approved Temporary Plans shall thereafter for the basis to prepare construction drawings for the Sublessee Improvements, which such construction drawings are hereafter referred to as the “SI Construction Documents”.  The SI Construction Documents shall include the complete and final layout, plans and specifications for the Premises showing all doors, light fixtures, electrical outlets, telephone outlets, wall coverings, plumbing improvements (if any), data systems wiring, floor coverings, wall coverings, painting, any other improvements to the Premises beyond the shell and core improvements provided by Sublessor and any demolition of existing improvements in the Premises.  The improvements shown in the SI Construction Documents shall (i) utilize first class building materials and methods of construction, (ii) be compatible with the shell and core improvements and the design, construction and equipment of the Premises, and (iii) comply with all applicable laws, rules, regulations, codes and ordinances.  Sublessee, using the Space Planner, shall prepare or cause to be prepared and submitted the SI Construction Documents, concurrently, and in each case by receipted courier or delivery service, to Sublessor’s construction representative (“Sublessor’s Construction Representative”), and Sublessor’s offices for Sublessor’s review and approval, which shall be consistent with the description of the Sublessee Improvements set forth in the Temporary Plans.

Each set of proposed SI Construction Documents furnished by Sublessee shall include at least two (2) sets of prints.  The SI Construction Documents shall be compatible with the design, construction, and equipment of the Building, and shall be capable of logical measurement and construction.  Unless Sublessor shall otherwise agree in writing, the SI Construction Documents shall be signed/stamped by the Space Planner, and shall include (to the extent relevant or applicable) such additional plans reasonably requested by Sublessor related to the Sublessee Improvements, including, without limitation, any and all additional plans related to Sublessee’s specific use of the Premises, or as may be required by local city ordinance or building code.

Sublessee shall submit all SI Construction Documents concurrently to Sublessor’s construction representative and offices, as designated above, for Sublessor’s review and approval and to Landlord for Landlord’s review and approval in accordance with the process set forth in Exhibit B as it relates to the review and approval of the TIW Construction Documents.  Sublessor shall have fifteen (15) business days after Sublessor’s receipt of the proposed SI Construction Documents to review the same and notify Sublessee in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed SI Construction Documents.  If Sublessor fails to give written comments to or approve the SI Construction Documents Plans within such fifteen (15) business day period, then Sublessee shall provide a second written notice (the “SI Construction Documents Notice”), which shall provide in bold, all-capital letters at the top of such notice as follows: “IF SUBLESSOR FAILS TO GIVE WRITTEN COMMENTS TO OR APPROVE THE PROPOSED SI CONSTRUCTION DRAWINGS WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS WRITTEN NOTICE, THEN SUBLESSOR SHALL BE DEEMED TO HAVE APPROVED THE PROPOSED SI CONSTRUCTION DRAWINGS.”  If Sublessor fails to give written comments to or approve the SI Construction Drawings within five (5) business days after receipt of the SI Construction Drawings Notice, then Sublessor shall be deemed to have approved the SI Construction Drawings as submitted.  Sublessee shall have ten (10) business days following its receipt of Sublessor’s and/or Landlord’s comments and objections to redraw the proposed SI Construction Documents in compliance with Sublessor’s request and to resubmit the same for Sublessor’s final review and approval or comment within five (5) business days of Sublessor’s receipt of such revised plans.  Such process shall be repeated as necessary until final approval by Sublessor and Landlord of the proposed SI Construction Documents has been obtained.  Sublessor may at any time by written notice given in accordance with the notice provisions of the Lease change the name and/or address of the designated Sublessor’s construction representative to receive plans delivered by Sublessee to Sublessor.  In the event that Sublessee disagrees with any of the changes to the proposed SI Construction Documents required by Sublessor, then Sublessor and Sublessee shall consult with respect thereto and each party shall use all reasonable efforts to promptly resolve any disputed elements of such proposed SI Construction Documents.  If such SI Construction Documents are not resolved by Sublessor and Sublessee, then Sublessee shall accept Sublessor’s and/or Landlord’s final changes to the proposed SI Construction Documents.  For purposes hereof, “business days” shall be all calendar days except Saturdays and Sundays and holidays observed by national banks in the State in which the Premises are situated.

Notwithstanding the preceding provisions of this Paragraph (b), under no circumstances whatsoever shall (i) any combustible materials be utilized above finished ceiling or in any concealed space, (ii) any structural load, temporary or permanent, be placed or exerted on any part of the Building without the prior written approval of Sublessor, or (iii) any holes be cut or drilled in any part of the roof or other portion of the Building shell without the prior written approval of Sublessor.

In the event that Sublessee proposes any changes to the SI Construction Documents (or any portion thereof) after the same have been approved by Sublessor and Landlord, Sublessor shall not unreasonably withhold its consent to any such changes, provided the changes do not, in Sublessor’s reasonable opinion, adversely affect the Building structure, systems, or equipment, or the external appearance of the Premises.

As soon as the SI Construction Documents (or a portion thereof sufficient to permit commencement of construction or installation of the Sublessee Improvements, if Sublessee elects to proceed with a “fast track” construction) are mutually agreed upon, Sublessee shall use diligent efforts to obtain all required permits, authorizations, and licenses from appropriate governmental authorities for construction of the Sublessee Improvements (or such portion thereof, as applicable).  Sublessee shall be solely responsible for obtaining any business or other license or permit required for the conduct of its business at the Premises.

The parties acknowledge and agree that all plans, specifications, drawings, etc. set forth in this Paragraph (b) shall be submitted by Sublessor to Landlord promptly upon receipt (i.e., Sublessor shall deliver the same within 3 business days), such that Sublessor and Landlord may review such materials simultaneously.

(c)         Construction of the Sublessee Improvements.  Construction or installation of the Sublessee Improvements shall be performed by a general contractor that is approved by both Sublessor (not to be unreasonably withheld, conditioned or delayed so long as such contractor is approved by Landlord) and Landlord (the “Sublessee’s Contractor”).  Sublessor hereby approves of Wise as Sublessee’s contractor.  Any attempt to change the Sublessee’s Contractor shall be subject to Sublessor’s prior written approval, which may be withheld in Sublessor’s sole and absolute discretion.  The mechanical, electrical, and plumbing engineer to be utilized by Sublessee shall be subject to Sublessor’s prior written approval.  The construction contract to be negotiated and entered into by and between the Sublessee’s Contractor and Sublessee shall be submitted to Sublessor for its review and approval.  Each such contract shall (i) obligate Sublessee’s Contractor to comply with all rules and regulations of Sublessor and Landlord relating to construction activities in the Building, (ii) name Sublessor and Landlord as an additional indemnitee under the provisions of the contract whereby the Sublessee’s Contractor holds Sublessee harmless from and against any and all claims, damages, losses, liabilities and expenses arising out of or resulting from the performance of such work, (iii) name Sublessor and Landlord as a beneficiary of (and a party entitled to enforce) all of the warranties of the Sublessee’s Contractor with respect to the work performed thereunder and the obligation of the Sublessee’s Contractor to replace defective materials and correct defective workmanship for a period of not less than one (1) year following final completion of the work under such contract, and (iv) evidence the agreement of the Sublessee’s Contractor that the provisions of this Sublease and the Primary Lease shall control over the provisions of the contract with respect to distribution or use of insurance proceeds, in the event of a casualty during construction.

Prior to commencement of construction of the Sublessee Improvements, Sublessee’s Contractor shall provide Sublessee with an estimate of the total cost to construct and install the Sublessee Improvements (the “Construction Estimate”).  In the event there is any material change order (i.e., having an impact of at least $50,000), then Sublessee shall provide Sublessor with an updated Construction Estimate in order for Sublessor to be able to recalculate the pari passu disbursement percentage in clause (i) of the disbursement procedures set forth in Paragraph (a) above.

Sublessee acknowledges and understands that all roof penetrations involved in the construction of the Sublessee Improvements must be performed by the Landlord’s roofing contractor.  All costs, fees and expenses incurred with such contractor in performing such work shall be a cost of the Sublessee Improvements, payable in accordance with the provisions of this Exhibit C.  Sublessee or Sublessee’s Contractor shall be responsible for all water, gas, electricity, sewer or other utilities used or consumed at the Premises during the construction of the Sublessee Improvements.

Sublessee specifically agrees to carry, or cause the Sublessee’s Contractor to carry, during all such times as the Sublessee’s work is being performed, insurance consistent with the insurance requirements set forth in the Primary Lease.  Sublessee shall not commence construction of the Sublessee Improvements until Sublessor and Landlord have each issued to Sublessee a written authorization to proceed with construction after Sublessee has delivered to Sublessor’s construction representative and Landlord (i) certificates of the insurance policies described above, (ii) copies of all permits required for construction of the Sublessee Improvements and a copy of the permitted SI Construction Documents as approved by the appropriate governmental agency, and (iii) a copy of each signed construction contract for the Sublessee Improvements (a copy of each subsequently signed contract shall be forwarded to Sublessor’s construction representative without request or demand, promptly after execution thereof and prior to the performance of any work thereunder).  All of the construction work shall be the responsibility of and supervised by Sublessee.  Sublessee acknowledges that during construction of the Sublessee Improvements that the Landlord may concurrently be performing Base Building Work (as defined in the Primary Lease) and Sublessor may concurrently be performing TI Work (as defined in the Primary Lease) and that Sublessee shall cause its contractors to work in harmony and to not disturb the progress of such Base Building Work and/or TI Work.

(d)         Requirements for Sublessee’s Work.  All of Sublessee’s construction with respect to the Premises shall be performed in substantial compliance with this Exhibit C (and in compliance with Exhibit B to the Primary Lease) and the SI Construction Documents therefor previously approved in writing by Sublessor (and any changes thereto approved by Sublessor as herein provided), and in a good and workmanlike manner, utilizing only new materials.  All such work shall be performed by Sublessee in strict compliance with all applicable building codes, regulations and all other legal requirements.  All materials utilized in the construction of Sublessee’s work must be confined to within the Premises or to a dumpster for Sublessee’s exclusive use and to be maintained by Sublessee in a location mutually agreeable to Sublessor and Sublessee (it being agreed that all costs associated with such dedicated dumpster for Sublessee’s exclusive use to be maintained during the course of the Sublessee Improvements shall be at Sublessee’s sole cost and expense).  All trash and construction debris not located wholly within the Premises or deposited in the aforementioned dumpster must be removed each day from the Building at the sole cost and expense of Sublessee.  Sublessor shall have the right at all times to monitor the work for compliance with the requirements of this Exhibit C.  If Sublessor determines that any such requirements are not being strictly complied with, Sublessor may immediately require the cessation of all work being performed in or around the Premises or the Building until such time as Sublessor is satisfied that the applicable requirements will be observed.  Any approval given by Sublessor with respect to Sublessee’s construction or the Temporary Plans or SI Construction Documents therefor, and/or any monitoring of Sublessee’s work by Sublessor, shall not make Sublessor liable or responsible in any way for the condition, quality or function of such matters or constitute any undertaking, warranty or representation by Sublessor with respect to any of such matters.

(e)         No Liens; Indemnification.  Sublessee shall have no authority to place any lien upon the Premises, or the Building, or any portion thereof or interest therein, nor shall Sublessee have any authority in any way to bind Sublessor, and any attempt to do so shall be void and of no effect.  If, because of any actual or alleged act or omission of Sublessee, or Sublessee’s Contractor, or any subcontractors or materialmen, any lien, affidavit, charge or order for the payment of money shall be filed against Sublessor, the Premises, the Building, or any portion thereof or interest therein, whether or not such lien, affidavit, charge or order is valid or enforceable, Sublessee shall, at its sole cost and expense, cause the same to be discharged of record by payment, bonding or otherwise no later than fifteen (15) days after notice to Sublessee of the filing thereof, but in any event prior to the foreclosure thereof.  With respect to the contract for labor or materials for construction of the Sublessee Improvements, Sublessee acts as principal and not as the agent of Sublessor.  Sublessor expressly disclaims liability for the cost of labor performed for or supplies or materials furnished to Sublessee.  Sublessor may post one or more “notices of non-responsibility” for Sublessee’s work on the Building.  No contractor of Sublessee is intended to be a third-party beneficiary with respect to the Sublessee Improvement Allowance, or the agreement of Sublessor to make such Sublessee Improvement Allowance available for payment of or reimbursement for the costs of construction of the Sublessee Improvements.  Sublessee agrees to indemnify, defend and hold Sublessor, the Premises and the Project, harmless from all claims (including all costs and expenses of defending against such claims) arising or alleged to arise from any act or omission of Sublessee or Sublessee’s agents, employees, contractor, subcontractors, suppliers, materialmen, architects, designers, surveyors, engineers, consultants, laborers, or invitees, or arising from any bodily injury or property damage occurring or alleged to have occurred incident to any of the work to be performed by Sublessee or its contractors or subcontractors with respect to the Premises.  Any default by Sublessee under this Exhibit C shall constitute a default by Sublessee under the Sublease for all purposes.  Additionally, any approval given by Sublessor with respect to the Sublessee Improvements or the SI Construction Documents and/or any monitoring of the construction of the Sublessee Improvements by Sublessor shall not make Sublessor liable or responsible in any way for the condition, quality or function of such matters or constitute any undertaking, warranty or representation by Sublessor with respect to any such matters.

(f)          Substantial Completion.  “Substantial Completion” (or any grammatical variant thereof) of construction of the Sublessee Improvements shall be defined as both the date upon which (i) Sublessor’s Construction Representative (or other consultant engaged by Sublessor) determines that the Sublessee Improvements have been substantially completed in accordance with the SI Construction Documents, and (ii) a temporary certificate of occupancy (or its equivalent) is issued for the Premises by the appropriate governmental authority.  After the completion of the Sublessee Improvements, Sublessee shall, upon demand, execute and deliver to Sublessor a letter of acceptance of improvements performed on the Premises.  The failure of Sublessee to take possession of or to occupy the Premises shall not serve to relieve Sublessee of obligations arising on the Sublease Rent Commencement Date or delay the payment of rent by Sublessee.

EXHIBIT “D”
Form of Letter of Credit

[BANK]

BENEFICIARY:	APPLICANT

E.R. SQUIBB & SONS, L.L.C.	ETERNA THERAPEUTICS, INC.
a Delaware corporation, formerly known as Brooklyn Immunotherapeutics, Inc.

AMOUNT: USD $_____________ (__________________ AND 00/100 DOLLARS)

Ladies and Gentlemen:

We hereby issue this Irrevocable Standby Letter of Credit No. ______________ (“Letter of Credit”) in your favor for the account of ETERNA THERAPEUTICS, INC., a Delaware corporation, formerly known as Brooklyn Immunotherapeutics, Inc. (“Tenant”) for a sum not to exceed an aggregate amount of $________________ effective immediately and expiring at our office at _______________________________________ on ________________________ (“Expiry Date”).  Notwithstanding anything herein to the contrary, this Letter of Credit shall automatically renew on a year-to-year basis, the first such renewal commencing on the day immediately following the Expiry Date unless we notify you (Beneficiary) in writing at least thirty (30) days prior to the Expiry Date (or the applicable subsequent Expiry Date, following any such renewal) that we will not renew this Letter of Credit.  Partial Drawings are permitted hereunder, and each drawing under this Letter of Credit shall permanently reduce the face amount of this Letter of Credit by the amount of such drawing.

We undertake that drawings under this Letter of Credit will be duly honored upon presentation to us at our office indicated above on any Business Day (as defined below) on or before the Expiry Date of your sight draft(s) drawn on us, bearing the clause: “Drawn under _________________ Irrevocable Standby Letter of Credit No. _____________”, together with a statement in the form of Annex A (as stated below) purportedly executed by your authorized officer and regardless of whether Sublessee disputes the content of such statement.  Payment will be made hereunder not later than 1:00 p.m. Eastern Standard time on the third Business Day (as defined below) following the date such demand for payment is presented as aforesaid.  Payment of any amount drawn under this Letter of Credit will be made in immediately available funds by wire transfer to such account as you shall specify or in such other manner as you specify in the sight draft presented to us with respect to such payment.  For purposes of this Letter of Credit, the  term “Business Day” shall mean a day upon which banks in Boston, Massachusetts are open for commercial business.

This Letter of Credit is transferable or assignable, with notice to, but without permission or approval of ______________ Bank, in full and not in part.

This Letter of Credit sets forth in full the terms of our undertaking and such undertaking shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates and any such reference shall not be deemed to incorporate herein by reference to any document or instrument.

Except as stated herein, this undertaking is not subject to any condition or qualification.  Our obligations under this Letter of Credit shall be the individual obligation of _______________ Bank, in no way contingent upon reimbursement with respect thereto.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 (“ISP 98”) and, to the extent not inconsistent with the ISP 98, the laws of the State of Massachusetts.

ANNEX A

CERTIFICATE RELATING TO _______________ BANK
IRREVOCABLE LETTER OF CREDIT NO. _______

____________________________, a ____________________ (“Sublessor”) hereby requests payment of ____________ United States Dollars (U.S. $__________) pursuant to Letter of Credit No. ___________ (“Letter of Credit”) dated _______________.

In connection with such request, the Sublessor hereby certifies that either (i) ________________ (“Sublessee”) has not complied with the terms and conditions of that certain Sublease Agreement dated ______________, 2022, entered into by and between _______________________, as landlord, and ______________________, a _______________, as tenant, or (ii) Sublessor has received written notice that the Letter of Credit will not be renewed.

“SUBLESSOR”

By:
Name:
Title:

Dated:___________________, 20___

EXHIBIT “E”
Initial Test-Fit

E-1

EXHIBIT “F”
Sublessor Work

F-1

EXHIBIT “G”
Services Matrix

G-1

EXHIBIT “H”
Sublessee Fire Control Area

H-1